EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CYBERSOURCE CORPORATION,

CONGRESS ACQUISITION-SUB, INC.,

CONGRESS ACQUISITION SUB 1, LLC

AND

AUTHORIZE.NET HOLDINGS, INC.

June 17, 2007

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

Schedule 1.57 (Non-Continuing Employees)

Schedule 2.5 (Directors and Officers of Surviving LLC)

Schedule 6.16 (Parent Board of Directors)

Company Disclosure Schedule

Parent Disclosure Schedule

EXHIBITS

Exhibit A	Form of Executive Employment Agreement
Exhibit B	Form of Non-Competition and Non-Solicitation Agreement
Exhibit C-1	Company Certificate of Merger
Exhibit C-2	LLC Certificate of Merger
Exhibit D	FIRPTA Certificate
Exhibit E	FIRPTA Notice to the Internal Revenue Service
Exhibit F	Stock and Option Restriction Agreement

i

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of June 17, 2007 (the “Execution Date”) by and among CYBERSOURCE CORPORATION, a Delaware corporation (“Parent”), CONGRESS ACQUISITION-SUB, INC., a Delaware Corporation (“Merger Sub Corp.”), CONGRESS ACQUISITION SUB 1, LLC, a Delaware limited liability company (“Merger Sub LLC”), and AUTHORIZE.NET HOLDINGS, INC., a Delaware corporation (“Company”).

RECITALS

A. The Boards of Directors of Parent and Company each have determined that the strategic business combination pursuant to the terms and subject to the conditions set forth herein is in the best interests of their respective companies and stockholders.

B. Each of Merger Sub Corp. and Merger Sub LLC is a direct wholly owned subsidiary of Parent.

C. Pursuant to the Mergers (as defined in Section 2.1(b)), among other things, each issued and outstanding share of common stock of Company (together with the associated Right under the Rights Agreement, dated as of November 14, 1997, as amended, between the Company and American Stock Transfer and Trust Company, as Rights Agent) shall be converted into a prorated share of the Merger Consideration (as defined in Section 1.54).

D. Company and Parent desire to make certain representations, warranties, covenants and other agreements in this Agreement in connection with the Mergers.

E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Mergers to qualify as a reorganization under the provisions of Sections 368(a) of the Code.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 “Antitrust Laws” shall have the meaning as set forth in Section 6.6(b).

1.2 “Card Organization” shall mean any card association or other financial institution that licenses the issuance of, or directly issues, credit cards, charge cards, and/or debit cards to cardholders. Card Organization includes, without limitation, Visa International, Inc., Visa U.S.A., Inc., MasterCard International Services, Inc., and American Express Travel Related Services, Inc.

1.3 “Cash Exchange Ratio” shall mean cash in the amount of the quotient obtained by dividing (i) one hundred twenty-five million dollars ($125,000,000) by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time minus Excluded Securities.

1.4 “Certificate” or “Certificates” shall mean a certificate or certificates representing outstanding shares of Company Common Stock.

1.5 “Certificates of Merger” shall have the meaning as set forth in Section 2.2.

1.6 “Closing” shall have the meaning as set forth in Section 2.2.

1.7 “Closing Date” shall have the meaning as set forth in Section 2.2.

1.8 “Company Ancillary Agreements” shall have the meaning as set forth in Section 3.3.

1.9 “Company Balance Sheet Date” shall mean March 31, 2007.

1.10 “Company Board Recommendation” shall have the meaning as set forth in Section 6.1(a).

1.11 “Company Board Recommendation Change” shall have the meaning as set forth in Section 6.1(b).

1.12 “Company Common Stock” shall mean shares of the common stock of Company, $0.01 par value, together (unless the context otherwise requires) with the associated Rights under the Rights Agreement, dated as of November 14, 1997, as amended, between Company and American Stock Transfer and Trust Company, as Rights Agent.

1.13 “Company Change in Control Agreements” shall mean each of the executive retention agreements by and between the Company and each of Eugene DiDonato, John Granara, Kathleen Harris, and Timothy O’Brien, and the employment agreement by and between the Company and Robert Donahue.

1.14 “Company Designated Director” shall have the meaning as set forth in Section 6.16.

1.15 “Company Financial Statements” shall mean the financial statements of Company, including the notes thereto, included in the Company’s Quarterly Report on Form 10-Q, as filed with the SEC on May 10, 2007, and the Company’s Annual Report on Form 10-K, as filed with the SEC on March 15, 2007.

1.16 “Company Group” shall mean, individually and collectively, (i) Company, (ii) each Subsidiary of Company, and (iii) any individual, trust, corporation, partnership or other entity as to which Company is liable for Taxes incurred by such individual, trust, corporation, partnership or entity, whether as a transferee or successor of such person, by contract, or pursuant to Treasury Regulations Section 1.1502-6 or similar or corresponding provisions of federal, territorial, state, local or foreign law or regulations.

1.17 “Company IP” shall mean (a) all Company Owned IP, and (b) all Company Licensed IP.

1.18 “Company IP Rights Agreement” shall mean any instrument, contract, license or other agreement involving Company IP or that otherwise relates to any Intellectual Property or Intellectual Property Rights developed by, with, or for the Company or any of its Subsidiaries.

1.19 “Company Licensed IP” shall mean all Intellectual Property Rights related to the Company’s business, as currently conducted and contemplated, licensed to the Company or any of its Subsidiaries.

1.20 “Company Options” shall mean any unexpired and unexercised options or other rights to purchase or otherwise acquire shares of Company Common Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, under and pursuant to the Company Stock Plans, pursuant to another Company compensatory plan or otherwise.

1.21 “Company Owned IP” shall mean all Intellectual Property Rights related to the Company’s business, as currently conducted and contemplated, owned by the Company or any of its Subsidiaries.

1.22 “Company Recommendation” shall have the meaning as set forth in Section 3.19.

1.23 “Company Registered IP” shall mean all Company Owned IP that is registered, subject to a pending application for registration, subject to a pending application for patent, or issued by an IP Registry, including, without limitation, all patents, registered copyrights, registered mask works, registered trademarks and all applications for any of the foregoing, including Company Owned IP that is no longer used or that Company intends to cease using (the “Legacy Company Registered IP”).

1.24 “Company SEC Documents” shall mean each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act (as defined below)), definitive proxy statement, and other filings filed with or hereafter filed with the SEC by the Company since January 1, 2006.

1.25 “Company Stock Incentive Plan” shall mean the Company’s 2004 Stock Incentive Plan.

1.26 “Company Stockholder Approval” shall have the meaning as set forth in Section 3.18.

1.27 “Company Stockholders” shall mean the record holders of issued and outstanding Company Common Stock immediately prior to the Effective Time.

1.28 “Company Stockholders Meeting” shall have the meaning as set forth in Section 3.23.

1.29 “Company Stock Plans” shall mean, as each of the following has been amended from time to time, the Credit Technologies, Inc. 1990 Incentive and Nonqualified Stock Option Plan, the 1996 Incentive and Non-Qualified Stock Option Plan, the Corsair Communications, Inc. 1997 Stock Incentive Plan, the Lightbridge, Inc. 1998 Non-Statutory Stock Option Plan, the Lightbridge, Inc. 2004 Stock Incentive Plan and the terms and conditions of any agreements or instruments with regard to any Company Options or awards granted pursuant to such plans.

1.30 “Confidentiality Agreement” shall have the meaning as set forth in Section 6.4.

1.31 “Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries who are offered and accept employment, prior to the Closing Date, by Parent or any Subsidiary of Parent, who continue their employment with the Company or any Subsidiary of the Company or who remain or become at the Effective Time employees of the Company, Parent or any Subsidiary of Parent or Company. Roy Banks shall not be considered a Continued Employee for purposes of Section 6.7(c).

1.32 “Delaware Law” shall mean the Delaware General Corporation Law.

1.33 “Dissenting Shares” shall mean all shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Mergers or consented thereto in writing and who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights.

1.34 “Effective Time” shall have the meaning as set forth in Section 2.2.

1.35 “Employee Plans” shall have the meaning as set forth in Section 3.13(a).

1.36 “Encumbrance” shall mean, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), excluding Permitted Encumbrances and restrictions in license agreements with respect to Company Licensed IP or Parent Licensed IP. For avoidance of doubt, the phrase “restriction on the use” or any similar expression does not mean or refer to intellectual property rights of another the violation of which constitutes or could give rise to a claim of infringement.

1.37 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.38 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.39 “Exchange Agent” shall have the meaning as set forth in Section 2.7(a).

1.40 “Excluded Securities” shall have the meaning as set forth in Section 2.6(b).

1.41 “GAAP” shall mean generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures.

1.42 “Governmental Entity” shall mean any court, administrative agency or commission or other governmental body, agency, authority or instrumentality, foreign, federal, supranational, state or local, including the United States Patent and Trademark Office, United States Copyright Office or their respective counterparts in any relevant jurisdiction (each an “IP Registry” and together the “IP Registries”).

1.43 “HSR” shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

1.44 “Intellectual Property” shall mean, collectively, all inventions and discoveries (whether or not patentable), algorithms, architectures, application programming interfaces, apparatus, databases and data collections, development tools, designs, network configurations and architectures, net lists, protocols, schematics, specifications, software (in any form including source code and executable or object code), screen displays, subroutines, test results, test vectors, user interfaces, techniques, diagrams, technical drawings, methods, processes, formulae, know-how, trade secrets, proprietary information, customer lists, supplier lists, trademarks, service marks, other marks (including brand names, product names, logos, and slogans), trade names, Internet domain names, Internet and World Wide Web URLs or addresses, web sites, photographs, images, layouts, works of authorship, documentation and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

1.45 “Intellectual Property Rights” shall mean, collectively, all of the following types of rights in any Intellectual Property under the laws of the United States and any other jurisdiction in the world: (a) rights associated with works of authorship, including copyrights, moral rights, rights and exclusive exploitation rights; (b) rights in trademarks, service marks and trade names and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) rights of privacy or publicity; (f) other intellectual property or proprietary rights in Intellectual Property of every kind and nature; and (g) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to above.

1.46 “IP Registry” and “IP Registries” shall have the meaning as set forth in Section 1.42.

1.47 “Joint Proxy Statement/Prospectus” shall have the meaning as set forth in Section 3.23.

1.48 “Knowledge” shall mean, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (a) an individual, if used in reference to an individual, or (b) any “officer” (as defined in Rule 3b-2 of the Exchange Act) or director of such party, if used in reference to Company, Parent or any Person that is not an individual.

1.49 “Legacy Company Registered IP” shall have the meaning as set forth in Section 1.23.

1.50 “Legacy Parent Registered IP” shall have the meaning as set forth in Section 1.72.

1.51 “Material Adverse Effect” shall mean, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in the market price or trading volume of Company’s stock after the date hereof; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent solely attributable to the announcement or pendency of the Mergers; (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Company participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Company or any of its Subsidiaries has material operations or sales; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; and provided, further, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (w) any change in the market price or trading volume of Parent’s stock after the date hereof; (x) any adverse change, effect, event, occurrence, state of facts or development to the extent solely attributable to the announcement or pendency of the Mergers; (y) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Parent participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Parent or any of its Subsidiaries has material operations or sales; or (z) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

1.52 “Material Contracts” shall have the meaning as set forth in Section 3.20.

1.53 “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a holder of Company Common Stock, could reasonably be deemed to constitute either (x) an offer to sell Parent Common Stock or a solicitation of an offer to buy Company Common Stock or (y) a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) in favor of the Mergers.

1.54 “Merger Consideration” shall mean the aggregate of (i) that number of shares of Parent Common Stock issuable pursuant to Section 2.6(a) in exchange for all Company Common Stock (including the cash payable in lieu of fractional shares pursuant to Section 2.6(e)), and (ii) the cash payable in exchange for all Company Common Stock pursuant to Section 2.6(a).

1.55 “NASD” shall mean the National Association of Securities Dealers, Inc.

1.56 “NASDAQ” shall mean the NASDAQ Global Market System.

1.57 “Non-Continuing Employee” shall mean all employees of the Company or any of its Subsidiaries who are not Continuing Employees, and others, in each case as listed on Schedule 1.57 hereto, as may be amended from time to time prior to the Effective Date.

1.58 “Open Source Software” shall mean any software that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Software includes, without limitation, software that is licensed under the GNU General Public License or GNU Lesser General Public License.

1.59 “Option Exchange Ratio” shall mean the sum of (x) the Stock Exchange Ratio and (y) the quotient determined by dividing the Cash Exchange Ratio by the average closing price of Parent Common Stock on NASDAQ for the ten (10) trading days immediately preceding the Closing Date (which shall be calculated to five decimal places).

1.60 “Parent Ancillary Agreements” shall have the meaning as set forth in Section 4.3.

1.61 “Parent Authorizations” shall have the meaning as set forth in Section 4.11

1.62 “Parent Balance Sheet” shall have the meaning as set forth in Section 4.9.

1.63 “Parent Common Stock” shall mean shares of the common stock of Parent, $0.001 par value.

1.64 “Parent Financial Statements” shall mean the financial statements of Parent, including the notes thereto, included in the Parent’s Quarterly Report on Form 10-Q, as filed with the SEC on May 8, 2007, and the Parent’s Annual Report on Form 10-K, as filed with the SEC on March 13, 2007.

1.65 “Parent IP” shall mean (a) all Parent Owned IP, and (b) all Patent Licensed IP.

1.66 “Parent IP Rights Agreement” shall mean any instrument, contract, license or other agreement involving Parent IP or that otherwise relates to any Intellectual Property or Intellectual Property Rights developed by, with, or for Parent or any of its Subsidiaries.

1.67 “Parent Licensed IP” shall mean all Intellectual Property Rights related to the Parent’s business, as currently conducted and contemplated, licensed to Parent or any of its Subsidiaries.

1.68 “Parent Material Contracts” shall have the meaning as set forth in Section 4.17.

1.69 “Parent Option” shall have the meaning as set forth in Section 6.7(c).

1.70 “Parent Owned IP” shall mean all Intellectual Property Rights related to the Parent’s business, as currently conducted and contemplated, owned by Parent or any of its Subsidiaries.

1.71 “Parent Recommendation” shall mean the unanimous recommendation by Board of Directors of Parent, Merger Sub Corp. and Merger Sub LLC that the Parent Stockholders and stockholders of Merger Sub Corp. and the Member of Merger Sub LLC approve this Agreement, each Parent Ancillary Agreement and the Mergers and the transactions and actions contemplated hereby and thereby.

1.72 “Parent Registered IP” shall mean all Parent Owned IP that is registered, subject to a pending application for registration, subject to a pending application for patent, or issued by an IP Registry, including, without limitation, all patents, registered copyrights, registered mask works, registered trademarks and all applications for any of the foregoing, including Parent Owned IP that is no longer used or that Parent intends to cease using (the “Legacy Parent Registered IP”).

1.73 “Parent Stock Price” shall mean closing price of Parent Common Stock on NASDAQ on the trading day immediately preceding the Closing Date.

1.74 “Parent Stockholder Approval” shall mean the affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding on the record date set for the Parent Stockholders Meeting.

1.75 “Parent SEC Documents” shall mean each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Parent since January 1, 2006.

1.76 “Permitted Encumbrance” shall mean (a) liens for taxes and assessments or governmental charge or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings; (c) liens on personal property leased under operating leases, (d) liens arising under Article 9 of the Uniform Commercial Code that are purchase money security interests; and (e) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise materially adversely affect or impair the business or operations of a party.

1.77 “Period” shall have the meaning as set forth in Section 3.11(c).

1.78 “Person” shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act).

1.79 “Proprietary Information” shall have the meaning as set forth in Section 3.11(g).

1.80 “SEC” shall mean the Securities Exchange Commission.

1.81 “Stock Exchange Ratio” shall mean 1.16110.

1.82 “Subsidiary” of a specified entity shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

1.83 “Superior Proposal” shall have the meaning as set forth in Section 5.3(b).

1.84 “Takeover Proposal” shall mean, with respect to any Person, any offer or proposal for, or any indication of interest in (whether written or oral), a merger or other business combination involving that Person or any of its Subsidiaries or the acquisition of any significant equity interest (fifteen percent (15%)) or more) in, or a significant portion of the assets (fifteen percent (15%) or more on a consolidated basis) of, that Person or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

1.85 “Takeover Statute” has the meaning as set forth in Section 3.25.

1.86 “Tax” (and, with correlative meaning, “Taxes”) shall mean (a) any federal, state, local or foreign income, alternative or add-on minimum income, ad valorem, business license, documentary, employment, environmental, excise, franchise, gains, gross income, gross receipts, license, occupation, payroll, personal property, premium, profits, property transfer, real property, recording, sales, services, severance, social security, stamp, transfer, unemployment insurance, use, value added, windfall profit or withholding tax, custom, duty, levy or other governmental assessment, charge or fee in the nature of a tax (whether payable directly or by withholding); (b) any liability for Taxes as a transferee; (c) any liability for Taxes as a result of being or having been a member of an affiliated, consolidated, combined or unitary group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or a party to any Tax sharing, Tax indemnity, Tax allocation or similar agreement or arrangement; and (d) any estimated Tax, interest, fines, penalties or additions to Tax with respect to amounts referred to in clauses (a), (b) or (c) hereof.

1.87 “Tax Return” shall mean any report, estimate, declaration of estimated tax, information statement or return (including any schedule or attachment thereto, or any amendment thereof) relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding and other payments to third parties.

1.88 “Termination Fee” shall mean an amount equal to seventeen million dollars ($17,000,000).

1.89 “Third Party Acquisition Event” shall mean, with respect to any Person, the consummation of a Takeover Proposal involving the purchase of either the equity securities of that Person or of the consolidated assets of that Person and its Subsidiaries, taken as a whole, or any such transaction that, if it had been proposed prior to the termination of this Agreement would have constituted a Takeover Proposal.

1.90 “Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

1.91 “Uncertificated Shares” shall mean uncertificated shares of Common Stock.

1.92 “Unvested Company Option” shall mean any Company Option that, as of the Effective Time, is by its terms not exercisable by the holder thereof.

1.93 “Unvested Company Shares” shall mean all outstanding shares of Company Common Stock subject to repurchase and forfeiture rights held by the Company as of the Effective Time.

1.94 “Vested Company Option” shall mean any Company Option that is not an Unvested Company Option

ARTICLE II

THE MERGERS

2.1 The Mergers. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Effective Time:

(a) First, Merger Sub Corp. shall be merged with and into Company (the “Company Merger”), which shall be the surviving corporation (the “Company Surviving Corporation”) in the Company Merger, and the separate existence of Merger Sub Corp. shall thereupon cease.

(b) Second, the Company Surviving Corporation shall be merged with and into Merger Sub LLC (the “LLC Merger”), which shall be the surviving limited liability company in the LLC Merger (the “Surviving LLC”) and the separate existence of Company Surviving Corporation shall thereupon cease. The Company Merger and LLC Merger are together referred to herein as the “Mergers.”

2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or (to the extent permitted hereby) waiver of each of the conditions set forth in Article VII hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Mergers to be consummated by filing (a) the certificate of merger relating to the Company Merger, in the form attached hereto as Exhibit C-1 (the “Company Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law and (b) the certificate of merger relating to the LLC Merger, in the form attached hereto as Exhibit C-2 (the “LLC Certificate of Merger” and together with the Company Certificate of Merger, the “Certificates of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of the completion of such filings with the Secretary of State of Delaware, or such later time as may be agreed in writing by the parties and specified in the Certificates of Merger, being the “Effective Time”).

2.3 Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company, Merger Sub Corp. and Merger Sub LLC shall vest in the Surviving LLC, and all debts, liabilities and duties of Company, Merger Sub Corp. and Merger Sub LLC shall become the debts, liabilities and duties of the Surviving LLC.

2.4 Organizational Documents.

(a) At the Effective Time, the Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Company Surviving Corporation, and the Certificate of Formation of the Merger Sub LLC as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving LLC, until thereafter amended as provided by Delaware Law and such Certificate of Formation.

(b) At the Effective Time, the limited liability company agreement of Merger Sub LLC, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving LLC until thereafter amended as provided by Delaware Law and the terms of the Certificate of Formation and the limited liability agreement.

2.5 Directors and Officers. From and after the Effective Time, the individuals listed on Schedule 2.5 hereto shall be the initial directors and officers of the Surviving LLC, in each case until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Formation and limited liability company agreement of the Surviving LLC and Delaware Law.

2.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Mergers and without any action on the part of Parent, Merger Sub Corp., Merger Sub LLC, Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, but excluding all Dissenting Shares and any Excluded Securities, will be cancelled and extinguished and automatically converted into the right to receive (i) that number of shares of Parent Common Stock equal to the Stock Exchange Ratio; (ii) cash equal to the Cash Exchange Ratio; and (iii) cash to be paid in lieu of fractional shares in accordance with Section 2.6(e).

(b) Cancellation of Company Common Stock Owned by Company. Each share of Company Common Stock (and each other security of Company) that is held by Company or is owned by Parent, Merger Sub Corp., Merger Sub LLC or any direct or indirect wholly owned subsidiary of Company or Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof (collectively, the “Excluded Securities”).

(c) Treatment of Company Options. The Company Stock Plans and all Company Options then outstanding and held by Continuing Employees shall be assumed by Parent and converted into Parent Options in accordance with Section 6.7. Each Company Option then outstanding and held by Persons other than Continuing Employees shall be cancelled and converted into the right to receive a cash payment in accordance with the terms of Section 6.7(c). At the Closing, Parent shall make all cash payments due pursuant to obligations set forth in Section 6.7(c) of this Agreement and obligations pursuant to the Company Change in Control Agreements, each payment to be in the form of a wire transfer to bank accounts designated in writing by each recipient, less applicable withholdings, as required by law.

(d) Adjustments to Exchange Ratios. The Stock Exchange Ratio and Cash Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

(e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all shares of Parent Common Stock to be received by such holder, including all fractional shares) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Parent Stock Price, less any amount required to be withheld under foreign, federal, state or local Tax laws.

(f) Capital Stock of Merger Sub Corp; Membership Interests of Merger Sub LLC.

(i) First, at the Effective Time, each share of common stock of Merger Sub Corp. issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Company Surviving Corporation. Each stock certificate of Merger Sub Corp. evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Company Surviving Corporation.

(ii) Second, at the Effective Time, each share of common stock of Company Surviving Corporation issued and outstanding at Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable membership interest of Surviving LLC. Each share certificate Merger Sub LLC evidencing ownership of any such membership interests shall continue to evidence ownership of such membership interests of the Surviving LLC.

(g) Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, Dissenting Shares shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.6(a), but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Delaware Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If a holder of Dissenting Shares fails to perfect, withdraws or loses the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Section 2.6(a), upon surrender of the certificate representing such shares pursuant to Section 2.7. Company shall give Parent prompt notice of any demands received by Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

2.7 Surrender of Certificates.

(a) Exchange Agent. Parent’s transfer agent, American Stock Transfer and Trust Company, shall act as the exchange agent (the “Exchange Agent”) in the Mergers.

(b) Parent to Provide Common Stock and Cash. Within three (3) business days following the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article II, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 2.6(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time, and (ii) cash in an amount sufficient to permit payment of cash payable pursuant to Section 2.6(a) and cash payable in lieu of fractional shares pursuant to Section 2.6(e), less any amounts required to be withheld from such cash under foreign, federal, state or local laws.

(c) Exchange Procedures.

(i) As soon as reasonably practical after the Effective Time, the Parent shall cause to be mailed to each holder of record of Certificates or Uncertificated Shares at the Effective Time, whose shares were converted into the right to receive the consideration set forth in Section 2.6(a) (and cash in lieu of fractional shares, less any amount required to be withheld from such cash under foreign, federal, state or local Tax laws), (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify), and (2) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for certificates representing shares of Parent Common Stock and cash that such holder has the right to receive pursuant to Section 2.6(a) (and cash in lieu of fractional shares, less any amount required to be withheld from such cash under foreign, federal, state or local Tax laws).

(ii) Each holder of shares of Company Common Stock that have been converted into the right to receive the consideration as set forth in Section 2.6(a) shall be entitled to receive, upon (A) surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, (X) a certificate representing the number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 2.6(a) (Y) cash that such holder is entitled to receive pursuant to Section 2.6(a), and (Z) if applicable, the cash payment in lieu of fractional shares that such holder is entitled to receive pursuant to Section 2.6(e), and the Certificate or Uncertificated Share so surrendered or transferred shall forthwith be cancelled.

(iii) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued to such Person in exchange for such lost, stolen or destroyed Certificate, a new certificate into which the shares of such Person’s Company Common Stock are converted on the Effective Time and deliver or cause to be delivered to such Person cash in immediately available funds that such holder is entitled to receive pursuant to Section 2.6(a) and, if any, Section 2.6(e). When authorizing such issuance in exchange therefor, Parent and/or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Parent and/or the Exchange Agent a reasonable form of indemnity (including the issuance of a surety bond) against any claim that may be made against Parent, Surviving Corporation or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any Certificate not surrendered or Uncertificated Shares not transferred with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate or Uncertificated Share shall surrender such Certificate or transfer such Uncertificated Share. Subject to applicable law, following surrender of any such Certificate or transfer such Uncertificated Share, there shall be paid to the record holder of the Certificate or such transferred Uncertificated Share representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 2.7(d)) with respect to such shares of Parent Common Stock.

(e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition of the issuance thereof that (i) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer or the Uncertificated Share shall be properly transferred and that (ii) the Person requesting such exchange will have paid to the Exchange Agent, Parent or any other agent designated by Parent, as applicable, any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or Uncertificated Share transferred, or established to the satisfaction of the Exchange Agent, Parent or any other agent designated by Parent, as applicable, that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.7, none of the Exchange Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Termination of Exchange Fund. Any portion of the Mergers Consideration which remains undistributed to the holders of Company Common Stock for twelve (12) months after the effective time shall be delivered to Parent upon demand and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 2.7 shall thereafter look only to Parent for Merger Consideration to which they are entitled by virtue of the Mergers, subject to applicable escheat laws.

2.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (and any cash paid in lieu of fractional shares) and the cash paid in exchange of shares of Company Common Stock as contemplated by Section 2.6(a) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no registration after the Effective Time of transfers on the records of the Company Surviving Corporation or Surviving LLC of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving LLC for any reason, they shall be cancelled and exchanged for the consideration that is provided in this Article II.

2.9 Tax Treatment, Deductions, and Withholding.

(a) Tax Treatment. It is intended by the parties hereto that the Mergers shall constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations promulgated under Section 368 of the Code.

(b) Deductions and Withholdings. Parent and the Surviving LLC shall be entitled to deduct and withhold from the Merger Consideration payable or otherwise deliverable pursuant to this Agreement, and from amounts payable pursuant to Section 6.7 hereof, such amounts as Parent and the Surviving LLC are required to deduct and withhold therefrom under any applicable provision of federal, state, local, provincial or foreign tax law or any other applicable legal requirement. To the extent that amounts are deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid and delivered to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Surviving LLC.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further instruments, deeds, assignments, assurances or other actions are necessary or desirable to carry out the purposes and intent of this Agreement and to vest the Surviving LLC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company, Parent, Company Surviving Corporation and the Surviving LLC are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in (i) a document of even date herewith and attached to this Agreement and delivered by Company to Parent prior to the execution and delivery of this Agreement and referring by section number to the representations and warranties in this Agreement (the “Company Disclosure Schedule”), provided that any disclosure in the Company Disclosure Schedule shall qualify the disclosure under the section number referred to in the Company Disclosure Schedule as well as all other sections in this Article III when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections, (ii) the Company’s Quarterly Report on Form 10-Q, as filed with the SEC on May 10, 2007, or (iii) the Company’s Annual Report on Form 10-K, as filed with the SEC on March 15, 2007, Company hereby represents and warrants to Parent, Merger Sub Corp. and Merger Sub LLC as follows:

3.1 Organization, Standing and Power. Each of Company and its Subsidiaries is a business organization that has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization. Each of Company and its Subsidiaries has the corporate or organizational power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and (to the extent applicable in its jurisdiction of organization) is in good standing in each jurisdiction in which it conducts its business, subject in each case to such exceptions as would not have a Company Material Adverse Effect. Company has made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company, each as amended to date. Neither Company nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Company is the owner of all outstanding shares of capital stock of each of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and non-assessable. Other than as set forth on Schedule 3.1 the Company Disclosure Schedule, Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Company or any of its Subsidiaries in accordance with and pursuant to the Company’s formal investment policy and comprising less than five percent (5%) of the outstanding stock of such company.

3.2 Capitalization.

(a) The authorized capital stock of Company is set forth on Schedule 3.2(a) of the Company Disclosure Schedule.

(b) The only Company Option Plan under which options to purchase Company Common Stock may be granted is the Company Stock Incentive Plan. As of the Execution Date, 2,476,869 shares are subject to outstanding, unexercised options, and 3,078,505 shares remain available for future option grants and issuances thereunder. As of the Execution Date, except for (i) the rights created pursuant to this Agreement and the Company Stock Plans, and (ii) Company’s right to repurchase any unvested shares under the Company Stock Plans or the stock option agreements thereunder, there are no, and as of the Effective Time, there will be no, other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Common Stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement except as may be permitted under Section 5.2 hereof. Except for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of Company Common Stock (i) between or among Company and any of its securityholders and (ii) to Company’s Knowledge, between or among any of Company’s securityholders.

(c) The terms of the Company Stock Plans permit the assumption of the Company Options by Parent as provided for in this Agreement, without the consent or approval of the holders of the Company Options, the stockholders of the Company, or otherwise, without any acceleration of the exercise schedule or vesting provisions with respect to those options, except for the automatic partial acceleration of outstanding Company Options pursuant to the terms and conditions of stock options granted under the Company Stock Plans and pursuant to the terms and conditions of the Company Change in Control Agreements. Notwithstanding the previous sentence, none of the outstanding Company Options require any automatic accelerated vesting or exercisability of those options by reason of the Mergers or any other transactions contemplated by this Agreement, except (i) as otherwise disclosed on Schedule 3.2(c) of the Company Disclosure Schedule and (ii) as expressly provided by Section 6.7(a) of this Agreement. True and complete copies of the standard forms of agreements and instruments relating to Company Options issued under the Company Stock Plans, or otherwise relating to the issuance of Company Options have been made available to Parent, and, except in connection with written employment agreements with officers or employees of Company of any Subsidiary no Company Options have been granted whose terms differ materially from such forms provided to Parent.

3.3 Authority. Company has all requisite right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which the Company is or will be a party that are required to be executed pursuant to this Agreement (the “Company Ancillary Agreements”). The execution and delivery of this Agreement and the Company Ancillary Agreements have been and, following the Company Stockholder Meeting will have been unanimously approved by the Board of Directors of Company, duly authorized by all necessary corporate action on the part of Company.

3.4 Enforceability; No Conflict. This Agreement and the Company Ancillary Agreements have been duly executed and delivered by Company and constitute the valid and binding obligations of Company, enforceable against Company in accordance with its terms, except (as to enforceability) as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement by Company does not, and the execution and delivery of the Company Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Company, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its Subsidiaries or any of its properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not be reasonably expected to have, whether individually or in the aggregate, a Company Material Adverse Effect.

3.5 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificates of Merger, as provided in Section 2.2, (ii) the filing of a Form 8-K with the SEC and the NASD within four (4) business days after the Closing Date, (iii) the filing with the SEC and the NASD of the Joint Proxy Statement/Prospectus relating to the Company Stockholders Meeting, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR and under any other Antitrust Laws; (vi) any notice described in

Section 6.12 hereof and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Company Material Adverse Effect and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

3.6 SEC Documents, Financial Statements.

(a) As of their respective filing dates, the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act and none of the Company SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequent filing. All documents required to be filed as exhibits to the Company SEC Documents have been so filed.

(b) Company Financial Statements fairly present the financial condition and results of the operations of the Company and its consolidated Subsidiaries in all material respects as of their respective dates and for the periods indicated therein, in accordance with GAAP throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). There has been no change in Company accounting policies except as described in the notes to the Company Financial Statements.

3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7 of the Company Disclosure Schedule, since Company Balance Sheet Date through the Execution Date, there has not occurred any:

(a) change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect;

(b) acquisition, sale or transfer of any material asset of Company or any of its Subsidiaries;

(c) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its Subsidiaries’ assets;

(d) declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock, other than in connection with Unvested Company Stock;

(e) material contract entered into by Company or any of its Subsidiaries, or any material amendment or (except by way of lapse of the term thereof) termination of, or default under, any material contract to which Company or any of its Subsidiaries is a party or by which it is bound;

(f) action to amend or change the Certificate of Incorporation or Bylaws of Company;

(g) material increase in the compensation, including severance compensation, or benefits payable or to become payable by Company to any of its directors or employees, other than in the ordinary course of business and as contemplated by this Agreement or increases associated with merit or annual pay increases or promotions in the ordinary course of business;

(h) transaction with any affiliate of the Company which is not a Subsidiary of the Company;

(i) incurrence, creation or assumption by Company of (1) any Encumbrance on any of the assets or properties of Company, (2) obligation or liability or indebtedness for borrowed money, or (3) any contingent liability as a guarantor or surety with respect to the obligation of others;

(j) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of Company’s capital stock, or any acceleration or release of any right to repurchase shares of Company’s capital stock upon any stockholder’s termination of employment or services with Company or pursuant to any right of first refusal, other than acceleration or release of vesting conditions that occur pursuant to, in connection with or are contemplated by this Agreement;

(k) damage, destruction or loss of any material property or asset, whether or not covered by insurance;

(l) change with respect to “officers” of Company (as such term is defined in Rule 3b-2 of the Exchange Act); or

(m) negotiation or agreement by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (a) through (l) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the agreements disclosed herein).

3.8 Absence of Undisclosed Liabilities. Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet and accompanying notes to the Company Financial Statements included in the Company’s Quarterly Report on Form 10-Q, as filed with the SEC on May 10, 2007 (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business before, on or after the date of this Agreement and in the first such case not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date that would not reasonably be expected to result in a Company Material Adverse Effect.

3.9 Litigation. As of the Execution Date, there is no private or governmental action, suit, proceeding, claim, arbitration, mediation or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of Company, threatened against Company, any of its Subsidiaries or any of their respective properties or any of their respective officers, directors, employees or agents (in their capacities as such) that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement or that would reasonably be expected to have a Company Material Adverse Effect. There is no judgment, decree or order against Company or any of its Subsidiaries, or, to the Knowledge of Company and any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Company Material Adverse Effect. Schedule 3.9 of the Company Disclosure Schedule lists all material litigation that Company has pending on the Execution Date against other parties.

3.10 Governmental Authorization. Company and each of its Subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company’s or any of its Subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called the “Company Authorizations”), and all of such Company Authorizations are in full force and effect, in each case subject to such exceptions as would not reasonably be expected to have a Company Material Adverse Effect.

3.11 Intellectual Property.

(a) Company and its Subsidiaries own (free and clear of all Encumbrances) or are licensed to use in the manner currently used by Company, all of the Company IP that is used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted by Company and its Subsidiaries (including without limitation the current development, manufacture, use, import and sale of those products of Company and its Subsidiaries currently under development), in each case, subject to such exceptions as would not reasonably be expected to have a Company Material Adverse Effect. The ownership of Company and its Subsidiaries of the Company Owned IP is exclusive and not joint, subject to such exceptions as would not be reasonably expected to have a Company Material Adverse Effect. Company and its Subsidiaries are not bound by, and no Company Owned IP is subject to, any instrument, contract, license, agreement, action, suit, proceeding, decree, order, judgment, office action, settlement agreement or stipulation that in any way limits or restricts the ability of Company to continue its current use, exploitation, license, transfer, assertion or enforcement of any Company Owned IP anywhere in the world, or that may affect the validity or enforceability of such Company Owned IP in each case, subject to non-exclusive Intellectual Property Rights licenses granted by Company or any of its Subsidiaries in the ordinary course of business and subject to such exceptions as would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither Company nor any of its Subsidiaries has (i) licensed or provided in source code form to any Person any of the software owned or developed by Company or any of its Subsidiaries and used in the business of Company or any of its Subsidiaries currently or at any time after April 1, 2004, or (ii) entered into any source code escrow agreements with respect to any such software. To Company’s Knowledge, the source code and system documentation relating to any such software have at all times been maintained in confidence and have been disclosed only to employees and consultants of Company and its Subsidiaries who have a “need to know” the contents thereof in connection with their duties to Company and its Subsidiaries. Such employees and consultants have executed appropriate confidentiality agreements in connection therewith. To Company’s Knowledge, none of the software owned or developed by Company or any of its Subsidiaries and used in the business of Company or any of its Subsidiaries currently contains or at any time after April 1, 2004, contained any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the operation of such software, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”). No software distributed by Company currently is or at any time after April 1, 2004, was distributed with, is derived from, or is being or was developed using Open Source Software that is licensed under any terms that (i) impose a requirement or condition that any software or part thereof be disclosed or distributed in source code form, be licensed for the purpose of making modifications or derivative works, or be redistributable at no charge, or (ii) otherwise impose any other limitation, restriction, or condition that would reasonably be expected to have a Company Material Adverse Effect.

(c) To Company’s Knowledge, there is no, nor has there been any, unauthorized use, disclosure, infringement or misappropriation of any Company Owned IP, or any exclusively licensed Company Licensed IP, by any Person, including any employee or former employee of Company or any of its Subsidiaries. During the period since April 1, 2004 (the “Period”), neither Company nor any of its Subsidiaries has sent any notice or other communication of any actual, alleged, possible or potential unauthorized use, disclosure, infringement or misappropriation of any Company Owned IP. During the Period, neither Company nor any of its Subsidiaries has brought any action, suit or proceeding for infringement or misappropriation of any Company Owned IP, or for breach of any Company IP Rights Agreement, against any Person, which is not disclosed in Company Disclosure Schedule.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, to Company’s Knowledge, neither Company nor any of its Subsidiaries is or has been infringing or misappropriating any Intellectual Property Rights of any other Person. During the Period, neither Company nor any of its Subsidiaries has received any notice or other communication of any actual, alleged, possible or potential infringement of any Intellectual Property Rights of any other Person. During the Period, neither Company nor any of its Subsidiaries has been sued or threatened to be sued in any suit, action or proceeding that involves a claim of infringement or misappropriation of any Intellectual Property Rights of any other Person, and to Company’s Knowledge there is no basis for any such suit, action or proceeding. No Company Owned IP is subject to any outstanding decree, order, judgment, office action or settlement agreement or stipulation that (i) restricts in any manner the use, transfer or licensing thereof by Company or any of its Subsidiaries, or (ii) may affect the validity, use or enforceability of such Company Owned IP.

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither Company nor any of its Subsidiaries has entered into any agreement, or otherwise has any obligation, to indemnify, defend or hold harmless any other Person against any claim of infringement or misappropriation of any Intellectual Property Rights, other than indemnification provisions contained in purchase orders or agreements that arise in the ordinary course of business and that contain such terms as are typical for the business, services and products of Company.

(f) Schedule 3.11(f) of the Company’s Disclosure Schedule contains a complete and accurate list of all Company Registered IP, including the applicable jurisdiction and application/registration number and whether such Company Registered IP is Legacy Company Registered IP. To Company’s Knowledge, all Company Registered IP, excluding patent applications and Legacy Company Registered IP, is valid and subsisting and Company has not misrepresented, or failed to disclose, any fact or circumstances in any application that would materially affect the validity or enforceability of any such Company Registered IP. All documents and instruments necessary to establish or perfect the rights of Company in the Company Registered IP, excluding Legacy Company Registered IP, have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Entity. There is no, nor has there been any since April 1, 2004, interference, opposition, reissue, reexamination, or other proceeding or investigation pending or threatened, in which the scope, validity, or enforceability of any Company Registered IP, excluding Legacy Company Registered IP, is being or has been contested or challenged. To Company’s Knowledge, there are no facts, circumstances or information that (i) would render any Company Registered IP, excluding Legacy Company Registered IP, invalid or unenforceable, (ii) would adversely affect any pending application for any Company Registered IP, excluding patent applications and Legacy Company Registered IP. Company has not misrepresented, or failed to disclose, any fact or circumstances in any patent application that would materially affect the validity or enforceability of any such patent application. Except as set forth on Schedule 3.11(f) of the Company’s Disclosure Schedule, there is no payment of any registration, maintenance or renewal fees to an IP Registry nor the filing of any responses to office actions, applications for renewal, statements of use or similar documents to an IP Registry that must be taken by Company within one hundred twenty (120) days of the Closing Date that, if not taken, will result in the loss of any Company Registered IP, excluding Legacy Company Registered IP, except as would not reasonably be expected to have a Company Material Adverse Effect.

(g) Company and each of its Subsidiaries has taken necessary and appropriate steps to protect and preserve the confidentiality of all information developed by Company or its Subsidiaries that is material Intellectual Property that is not otherwise protected by patents or patent applications and from which Company derives independent economic value, actual or potential, from not being generally well known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use (“Proprietary Information”). All of Company’s and its Subsidiaries’ use of, and disclosure to a third party (including any current or former employee or consultant of Company or any of its Subsidiaries), of Proprietary Information has been pursuant to an obligation or agreement of such third party that protects such Proprietary Information, except as would not reasonably be expected to have a Company Material Adverse Effect. To Company’s Knowledge, no such third party is in material breach of such an obligation or agreement, except as would not reasonably be expected to have a Company Material Adverse Effect.

(h) The execution and delivery of this Agreement by Company does not, and the execution of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not, result in, or give any other Person the right or option to cause or declare, (i) the release, disclosure, or delivery of any Intellectual Property subject to Company Owned IP by or to any escrow agent or other Person; (ii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Owned IP; or (iii) Company or Surviving Corporation being bound by, or subject to, any non-compete or other restriction on its use of Company Owned IP in the operation or scope of its business, except as the Company or any of its Subsidiaries was restricted immediately prior to execution and delivery of this Agreement or as would not be reasonably expected to have, whether individually or in the aggregate, a Company Material Adverse Effect.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, Company and each of its Subsidiaries has secured from all its consultants and employees who contributed to the invention, creation or development of Intellectual Property for Company or any of its Subsidiaries that is subject to Company Owned IP, obligations to assign or assignments of all Intellectual Property Rights in and to such Intellectual Property, to the extent Company or such Subsidiary, as applicable, does not already own such Intellectual Property Rights by operation of law. Except as would not reasonably be expected to have a Company Material Adverse Effect, in each case in which Company or its Subsidiaries has acquired any Company Owned IP from any Person other than its consultants and employees, Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Company Owned IP to it or its Subsidiaries, and has recorded in a timely manner each such assignment in accordance with applicable laws and regulations with the relevant IP Registry.

(j) Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable laws and regulations with respect to the collection, use, transfer, disclosure, and security of personally identifiable information, including, but not limited to, financial information of consumers.

(k) Neither the Company nor any of its Subsidiaries has collected, used, transferred or disclosed any personally identifiable information in violation of any privacy policy, statement, or agreement maintained by the Company or any of its Subsidiaries (a “Privacy Policy”). Company and each of its Subsidiaries has commercially reasonable security measures and safeguards in place to protect personally identifiable information from illegal or unauthorized access, download or use by its personnel or third parties and, to the knowledge of the Company, no illegal or unauthorized access, downloading or use has occurred.

(l) Neither Company nor any of its Subsidiaries has created any limits in any Privacy Policy on the transfer or sale of personally identifiable information or its use after sale, including, but not limited to, consumer data.

(m) Company and each of its Subsidiaries is in compliance in all material respects with all laws and regulations applicable to the transfer of personally identifiable information across national borders, including all laws of countries of the European Union and Canada.

(n) Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable rules and regulations of Card Organizations, including, without limitation, operating regulations of the various Card Organizations, Payment Card Industry Data Security Standard, the Account Information Security program, and the Site Data Protection program.

(o) Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

3.12 Taxes.

(a) All Tax Returns required to be filed by or on behalf of members of the Company Group have been duly filed on a timely basis or are subject to extensions that have been timely filed, and such Tax Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, or accrued on the Company Balance Sheet, and no other Taxes are payable by any member of the Company Group with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. Each member of the Company Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens on the assets of any member of the Company Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Company Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(b) The aggregate amount of the liability of Company and each of its Subsidiaries for unpaid Taxes (including any liability of Company and its Subsidiaries arising under Treasury Regulation Section 1.1502-6 or any similar or corresponding state, local or foreign law or regulation, or arising as a result of any contract or as a successor or transferee of any Person) for all periods ending on or before the Company Balance Sheet Date does not, in the aggregate, exceed the amount of the current liability accruals for Taxes, plus liabilities under FASB Interpretation No. 48 (FIN 48) (excluding reserves and adjustments for deferred Taxes), as such accruals are reflected on the Company Balance Sheet, and the amount of the liability of the Company and the each of its Subsidiaries for unpaid Taxes (including any liability arising under Treasury Regulation Section 1.1502-6 or any similar or corresponding state, local or foreign law or regulation, or arising as a result of any contract or as a successor or transferee of any Person) for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes plus liabilities under FASB Interpretation No. 45 (excluding reserves and adjustments for deferred Taxes), as such accruals are reflected on the Company Balance Sheet, as adjusted for operations in the ordinary course of business since the Company Balance Sheet Date in accordance with past custom and practice.

(c) Company has furnished or caused to be furnished to Parent (i) true and complete copies of all income and franchise tax audit reports, all statements of deficiencies, and all closing or other agreements received by Company or any of it Subsidiaries or on behalf of Company or any of its Subsidiaries relating to Taxes, (ii) all federal income and state income or franchise Tax Returns of Company and any of its Subsidiaries for all periods ending on or after December 31, 2001, and (iii) portions of all federal income and state income or franchise Tax Returns filed by any other members of the Company Group pertaining to Company or any of its Subsidiaries for all periods ending on or after December 31, 2001. Neither Company nor any of its Subsidiaries has ever been a member of an affiliated group filing consolidated federal income Tax Returns other than the group of which Company presently is and has since inception been the “common parent” (within the meaning of Section 1504(a) of the Code). Neither Company nor any member of the Company Group does or has done business in or derives or has derived income from any state, local, territorial or foreign taxing jurisdiction other than those for which all income or franchise Tax Returns for the periods described in clauses (ii) and (iii) of the first sentence of this Section 3.12(c) have been furnished to Parent.

(d) No Tax Returns of the Company Group have ever been audited by any government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or orally, formally or informally). No deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of the Company Group, and no member of the Company Group has received notice (either in writing or orally, formally or informally) or expects to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. Neither Company nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of any Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against Company or any of its Subsidiaries or the assets of any of them. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company Group. Neither Company nor any of its Subsidiaries has received notice (either in writing or orally, formally or informally) from any Person of, or is otherwise aware of, any Tax audit or existing, proposed or threatened Tax deficiencies pertaining to any other member of the Company Group.

(e) Company, its Subsidiaries and each other member of the Company Group have disclosed on their federal income Tax Returns, in accordance with applicable disclosure procedures under Code Sections 6662 and 6664 all positions taken thereon that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

(f) None of Company, its Subsidiaries or any other member of the Company Group has participated in a “reportable transaction,” including without limitation a “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b) and 1.6011-4(b)(2), respectively, or a transaction required to be registered as a tax shelter under Code Section 6111 or the Treasury Regulations thereunder.

(g) Neither Company nor any of its Subsidiaries is, or ever has been, a party to or bound by any Tax sharing agreement or Tax indemnity agreement, and none of Company nor any of its Subsidiaries has assumed the liability of any Person for Taxes pursuant to any contract.

(h) No member of the Company Group is a party to any joint venture, partnership, or other arrangement or contract (whether written or oral, formally or informally) which could be treated as a partnership for United States federal income Tax purposes.

(i) No member of the Company Group is or has been a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Parent is not required to withhold Tax on in connection with the payment of the Merger Consideration.

(j) Except as set forth in Schedule 3.12(j) of the Company’s Disclosure Schedule, no member of the Company Group is obligated under any agreement, contract or arrangement that may result directly or indirectly in the payment to any Person of any amount that would not be deductible by reason of Code Sections 162(m) or 280G or which would result in the imposition of an excise tax on the recipient of such payment pursuant to Code Section 4999.

(k) Neither Company nor any of its Subsidiaries has agreed, nor is any such person required to make, any adjustment under Code Section 481 by reason of a change in accounting method or otherwise.

(l) Neither Company nor any of its Subsidiaries has incurred any liability for Taxes pursuant to Section 1374 or 1375 of the Code (and any predecessor provision and any similar provision of applicable state or local or other Tax law).

(m) No member of the Company Group has a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(n) Company and each of its Subsidiaries are in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which any of them may be subject or which any of them may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

(o) No member of the Company Group has participated in an “international boycott” as defined in Code Section 999.

(p) Neither Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the date of this Agreement.

(q) Schedule 3.12(q) of the Company Disclosure Schedule contains accurate and complete descriptions of Company and each Subsidiary’s (i) applicable federal, state and foreign Tax bases in its assets, (ii) current and accumulated earnings and profits (or deficit), and (iii) Tax carryovers, Schedule 3.12(q) of the Company Disclosure Schedule also contains accurate and complete descriptions of excess loss accounts in the Company Group, Tax elections made by any member of the Company Group affecting Company or any of its Subsidiaries, and deferred intercompany transactions within the Company Group. None of Company’s or any of its Subsidiaries’ net operating losses, capital losses or other tax attributes are presently subject to limitation under Code Sections 382, 383 or 384 or the federal consolidated return regulations.

(r) Neither Company nor any of its Subsidiaries has ever been a “reporting corporation” within the meaning of and subject to Code Section 6038A.

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) of the Company Disclosure Letter lists (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and (ii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, to which the Company or any Subsidiary or any entity that is treated as a single employer with the Company or any Subsidiary under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) contributes to or has any obligation to contribute to (collectively, the “Employee Plans”).

(b) Each Employee Plan (and each related trust, insurance contract or fund) has been maintained and administered, in all material respects, and all contributions, premiums or other payments due under the terms of each Employee Plan have been paid in accordance with its governing instruments and all applicable laws, including, but not limited to, ERISA and the Code. All unpaid amounts attributable to any such Employee Plan for any period prior to the Closing Date will be accrued on the Company’s consolidated books and records in accordance with GAAP.

(c) Each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received and is entitled to rely upon a favorable determination letter or opinion letter from the Internal Revenue Service with respect to such Employee Plan as to its qualified status under the Code, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect such determination or opinion.

(d) With respect to each applicable Employee Plan, (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred for which any material liability has been incurred by the Company, its ERISA Affiliates, or any of their respective employees; (ii) there are no actions, claims or lawsuits pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any such Employee Plan or fiduciary thereto or against the assets of any such Employee Plan; (iii) there are no audits, investigations, claims, or lawsuits pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to any Employee Plan; and (iv) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in material liability to the Company, its ERISA Affiliates or any of their respective employees.

(e) Benefits under each Employee Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any ERISA Affiliate, the premiums for which are paid directly by the Company or any ERISA Affiliate from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to any such Employee Plan requires or permits retroactive increase in premiums or payments due thereunder.

(f) Neither the Company nor any ERISA Affiliate has ever sponsored, maintained, contributed to, had any obligation to contribute to, or incurred any other liability under or with respect to any Company Plan covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has ever incurred any liability under or with respect to any “multiemployer plan” as defined in ERISA Section 3(37) or any multiple employer plan or to any plan described in Section 413 of the Code. None of the Company Plans provide health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar provisions of state law and other than commitments made that involve no future costs to the Company.

(g) All reports, forms and other documents required to be filed with any Governmental Authority or furnished to employees with respect to any Employee Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate in all material respects.

(h) Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to the Company, any of its ERISA Affiliates, or Parent or the Surviving Corporation (other than ordinary administration expenses typically incurred in a termination event).

(i) Each Employee Plan, employment agreement, or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409(A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, its Treasury Regulations, and any administrative guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by any individual covered by any such Employee Plan, employment agreement, or other contract, plan, program, agreement, or arrangement.

(j) Except as set forth on Schedule 3.13(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement and the Company Ancillary Agreements nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, agent or employee of Company or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable by Company or any of its Subsidiaries to their respective employees or (iii) result in the acceleration of the time of payment or vesting of any such employee benefits.

3.14 Employees; Independent Contractors.

(a) Company and each of its Subsidiaries, are, and at all times have been, in compliance in all material respects with all currently applicable laws and regulations respecting employment, employment practices, equal employment opportunity, terms and conditions of employment, wages and hours (including, but not limited to, employee compensation matters, and has correctly classified employees as exempt employees and non-exempt employees under all applicable laws and regulations), and hours and occupational safety and health and immigration. Company and each of its Subsidiaries are not, and at no time have been, engaged in any unfair labor practice. Company and each Subsidiary has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to their respective employees; and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.

(b) A list of all employees, officers and consultants of Company and its Subsidiaries and their current title and/or job description, current compensation rates, bonuses paid during the last fiscal year, and accrued vacation is set forth on Schedule 3.14(b) of the Company Disclosure Schedule. Except as set forth on Schedule 3.14(b) of the Company Disclosure Schedule, neither Company nor its Subsidiaries has any employment contracts currently in effect that are not terminable at will, other than agreements with the sole purpose of providing for the confidentiality of Proprietary Information or assignment of inventions. The Company is not a party to any consulting agreements currently in effect that are not terminable within thirty (30) days or less, without cost or liability, other than agreements with the sole purpose of providing for the confidentiality of Proprietary Information or assignment of inventions. Except as set forth on Schedule 3.14(b) of the Company Disclosure Schedule, the employment or engagement of each employee, officer or independent consultant of the Company and its Subsidiaries is terminable at will (or within thirty (30) days or less in the case of consultants) without cost of liability to the Company or its Subsidiaries, except for amounts earned prior to the time of termination.

(c) There are no proceedings, claims, or material disputes pending or, to the Knowledge of Company or any of its Subsidiaries, threatened, between Company or any of its Subsidiaries and any of their respective current or former employees. Neither Company nor any of its Subsidiaries is now, nor has it ever been, party to any collective bargaining agreement, other labor union contract, nor does Company or any of its Subsidiaries have Knowledge of any activities or proceedings of any labor union or organization of any such employees. There is no strike, slowdown, work stoppage or lockout existing, or, to the Knowledge of the Company, threatened by or with respect to any employees of the Company or any of its Subsidiaries.

(d) Each independent contractor that currently performs or has in the past performed services for the Company or its Subsidiaries is subject to a written agreement with the Company. All such independent contractors have been fully paid all amounts owing to them by the Company through the date hereof, and there are no disputes or controversies between Company or any of its Subsidiaries and any such independent contractor and the Company whatsoever, including without limitation, disputes regarding amounts owned or ownership of Intellectual Property, except as would not reasonably be expected to have a Company Material Adverse Effect. All such written agreements are in full force and effect, and neither the Company nor any of its Subsidiaries is in breach thereof.

3.15 Interested Party Transactions. Neither Company nor any of its Subsidiaries is indebted to any director, officer, employee, any Affiliate of the Company which is not a Subsidiary or agent of Company or its Subsidiaries (except for amounts due as normal wages and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Company or its Subsidiaries and except as contemplated by this Agreement, there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since March 31, 2007.

3.16 Compliance with Laws. Each of Company and its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Company Material Adverse Effect.

3.17 Brokers’, Finders’ and Legal Fees. Except for amounts due to Jefferies Broadview, a division of Jefferies & Company, Inc. (“Jefferies”), Foley Hoag LLP and Deloitte & Touche LLP (“Deloitte”), Company has not incurred, nor will it incur, directly or indirectly, any liability for legal fees, accountants’ fees, brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement, the Mergers or any other transaction contemplated hereby. Company has furnished to Parent accurate and complete copies of all agreements under which any such legal fees, accountants’ fees or brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges have been paid or may become payable to, and all indemnification and other agreements related to the engagement of Jefferies and Deloitte.

3.18 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting (the “Company Stockholder Approval”) is the only vote of the holders of any of Company’s Common Stock necessary to approve the Mergers, this Agreement, each Company Ancillary Agreement and the transactions and actions contemplated thereby and hereby.

3.19 Board Approval. The Board of Directors of Company has unanimously (i) approved this Agreement and the Mergers, (ii) determined that the Mergers are in the best interests of the stockholders of Company and is on terms that are fair to such stockholders, and (iii) recommended that the stockholders of Company approve this Agreement, each Company Ancillary Agreement and the Mergers and the transactions and actions contemplated hereby and thereby (such recommendation, the “Company Recommendation”).

3.20 Material Contracts. Except for this Agreement, the Company Ancillary Agreements and other contracts and agreements (i) set forth on Schedule 3.20 of the Company Disclosure Schedule or (ii) filed as exhibits to the Company SEC Documents (collectively, the “Material Contracts”) or (iii) which individually or in the aggregate are not material to Company’s or any of its Subsidiaries’ businesses, as of the date of this Agreement, neither the Company nor any of its Subsidiaries are a party to or bound by:

(a) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement (other than any such arrangement entered into for bona fide hedging purposes) or any leasing transaction of the type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financing Accounting Standards Board;

(b) any contract for capital expenditures in excess of one hundred fifty thousand dollars ($150,000) in the aggregate;

(c) any contract limiting the freedom of Company to engage in any line of business, to acquire any material product or asset from any other Person outside the ordinary course of business, to sell any material product or asset outside the ordinary course of business to, or to perform any material service outside the ordinary course of business, or to compete with any other Person (as that term is defined in the Exchange Act);

(d) any contract pursuant to which Company is a lessor of real property or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal tangible property involving in the case of any such personal property contract more than one hundred thousand dollars ($100,000) over the life of the contract that expires or may be renewed at the option of any Person other than Company so as to expire more than one (1) year after the date of this Agreement;

(e) any material contract with any Person with whom Company does not deal at arm’s length;

(f) any contract which provides for the indemnification of any officer, director, employee or agent;

(g) any guarantee of indebtedness of any other Person;

(h) any contract with or commitment to any labor union;

(i) any contract or commitment for or relating to the employment of any officer, employee or consultant of Company or any other type of contract or understanding with any officer, employee or consultant of the Company that is not immediately terminable (or terminable within thirty (30) days or less in the case of consultants) by Company without cost or other liability;

(j) any joint venture or partnership contract or other agreement which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party; and

(k) any Company IP Rights Agreement other than object code licenses of commercial off-the-shelf computer software under shrink-wrap or other non-negotiated agreements having a cost of less than five hundred dollars ($500) per seat or other generally available commercial licenses providing for license fees in an amount less than ten thousand dollars ($10,000).

3.21 No Breach of Material Contracts. Except as would not have a Company Material Adverse Effect, (i) Company has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in material breach or default in respect of any Material Contracts, and (ii) each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or, to Company’s Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. Company has made available to Parent complete and accurate copies of all Material Contracts, as amended through the Execution Date.

3.22 Material Third Party Consents. Schedule 3.22 of the Company Disclosure Schedule lists all contracts that require a novation or consent to the Mergers or change of control, as the case may be, prior to the Effective Time which, if no novation occurs or if no consent to the Mergers or change of control is obtained, would have a Material Adverse Effect on Surviving Corporation.

3.23 Joint Proxy Statement/Prospectus. The information relating to Company included in the joint proxy statement/prospectus on Form S-4 (or such other successor form as may be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Mergers will be registered with the SEC, including any amendments or supplements thereto (the “Joint Proxy Statement/Prospectus”) shall not, at the time the Joint Proxy Statement/Prospectus is declared effective by the SEC and at all times subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Company included in the Joint Proxy Statement/Prospectus to be sent to the stockholders of Company in connection with the meeting of the Company stockholders (the “Company Stockholders Meeting”) and to the stockholders of the Parent in connection with the meeting of the Parent’s stockholders (the “Parent Stockholders Meeting”), as may be amended or supplemented shall not, on the date or dates the Joint Proxy Statement/Prospectus is first mailed to the stockholders of Company and the Parent, at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Parent Stockholders Meeting which has become false or misleading. If, at any time prior to the Effective Time, any event or information should be discovered by Company which should be set forth in an amendment to the Joint Proxy Statement/Prospectus or a supplement to the Joint Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Joint Proxy Statement/Prospectus.

3.24 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Jefferies, its financial advisor, to the effect that, as of the date of such opinion and subject to the qualifications and limitations set forth therein, the consideration to be received by the stockholders of Company pursuant to the Mergers is fair, from a financial point of view, to such stockholders.

3.25 Takeover Restrictions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute (each, a “Takeover Statute”) is applicable to the Mergers, except for such statutes or regulations as to which all necessary action has been taken by Company and its Board of Directors to permit the consummation of the Mergers in accordance with the terms hereof, and Company has amended its Rights Agreement, dated as of November 14, 1997, as amended, between Company and American Stock Transfer and Trust Company, as Rights Agent, to permit the consummation of the Mergers in accordance with the terms hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB CORP. AND MERGER SUB LLC

Except as disclosed in (i) a document of even date herewith and delivered by Parent to Company prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Parent Disclosure Schedule”), provided that any disclosure in the Parent Disclosure Schedule shall qualify the section number referred to in the Parent Disclosure Schedule as well as all other sections in this Article IV when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections, (ii) the Parent’s Quarterly Report on Form 10-Q, as filed with the SEC on May 8, 2007, or (iii) the Parent’s Annual Report on Form 10-K, as filed with the SEC on March 13, 2007, Parent, Merger Sub Corp. and Merger Sub LLC hereby represent and warrant to Company as follows:

4.1 Organization, Standing and Power. Each of Parent and its Subsidiaries, including Merger Sub Corp. and Merger Sub LLC, is a business organization that has been duly organized and is validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Parent and its Subsidiaries, including Merger Sub Corp. and Merger Sub

LLC, has the corporate or organizational power to own its properties and to carry on its respective businesses as now being conducted and as currently proposed to be conducted and is duly qualified to do business and (to the extent applicable in their jurisdictions of organization) are in good standing in each jurisdiction in which it conducts its business, subject in each case to such exceptions as would not have a Parent Material Adverse Effect. Parent has made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent, each as amended to date. Neither Parent nor any of its Subsidiaries, including Merger Sub Corp. and Merger Sub LLC, is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Parent is the owner of all outstanding shares of capital stock of each of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and non-assessable. Other than as set forth on Schedule 4.1 of the Parent Disclosure Schedule, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Parent or any of its Subsidiaries, including Merger Sub Corp. and Merger Sub LLC, in accordance with and pursuant to the Parent’s formal investment policy and comprising less than five percent (5%) of the outstanding stock of such company.

4.2 Capitalization. The authorized capital stock of Parent is set forth on Schedule 4.2 of the Parent Disclosure Schedule.

4.3 Authority. Parent, Merger Sub Corp. and Merger Sub LLC each have all requisite right, power, legal capacity and authority to enter into this Agreement and all agreements and documents to which Parent is or will be a party that are required to be executed pursuant to this Agreement (the “Parent Ancillary Agreements”). The execution and delivery of this Agreement and the Parent Ancillary Agreements have been unanimously approved by the Board of Directors of Parent, Merger Sub Corp. and Merger Sub LLC and, following the Parent Stockholder Meeting, will have been, duly authorized by all necessary corporate and limited liability company action on the part of each of Parent, Merger Sub Corp. and Merger Sub LLC, as applicable. None of Parent, Merger Sub Corp. or Merger Sub LLC, nor any of their “affiliates” or “associates” have been “interested stockholders” of the Company at any time within three (3) years of the date of this Agreement, as those terms are used in Section 203 of Delaware Law.

4.4 Enforceability; No Conflict. This Agreement and the Parent Ancillary Agreements have been duly executed and delivered by each of Parent, Merger Sub Corp. and Merger Sub LLC, as applicable, and constitute the valid and binding obligations of Parent, Merger Sub Corp. and Merger Sub LLC enforceable against each in accordance with its terms, except (as to enforceability) as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement by Parent, Merger Sub Corp. and Merger Sub LLC does not, and the execution and delivery of the Parent Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws, or equivalent organizational documents, of Parent, Merger Sub Corp. or Merger Sub LLC, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries, including Merger Sub Corp. and Merger Sub LLC, or any of its properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not be reasonably expected to have, whether individually or in the aggregate, a Parent Material Adverse Effect.

4.5 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required with respect to Parent, Merger Sub Corp. or Merger Sub LLC in connection with the execution and delivery of this Agreement by Parent, Merger Sub Corp. and Merger Sub LLC or the consummation by Parent, Merger Sub Corp. and Merger Sub LLC of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificates of Merger as provided in Section 2.2, (ii) the filing of a Form 8-K with the SEC and the NASD within four (4) business days after the Closing Date, (iii) the filing with the SEC and the NASD of the Joint Proxy Statement/Prospectus, (iv) any filings as may be required under applicable federal, state and local securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR and under any other Antitrust Laws, (vi) the filing with NASDAQ of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Mergers and upon exercise of the options under the Company Stock Plans and assumed by Parent, (vii) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Plans and assumed by Parent, and (ix) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Parent Material Adverse Effect and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

4.6 Board Approval. The Parent Board of Directors has, at a meeting duly called and held prior to the execution of this Agreement, (i) approved this Agreement and the Mergers, (ii) approved the issuance of Parent Common Stock as Merger Consideration (the “Parent Share Issuance”), (iii) determined that the transactions contemplated hereby and thereby (including the Mergers and share issuance) are advisable and in the best interests of the holders of Parent Common Stock, and (iv) resolved to recommend the approval of the Parent Share Issuance. The affirmative vote of holders of a majority of the shares of Parent Common Stock present and entitled to vote at the Parent Stockholders Meeting is the only vote, approval or other corporate action of the holders of any class or series of Parent capital stock necessary to approve the Parent Share Issuance. Other than the votes set forth in this Section 4.6, no vote, approval or other corporate action on the part of any holder of any capital stock or other security of Parent is required to approve or adopt the Parent Share Issuance and the other transactions contemplated hereby to consummate the Mergers.

4.7 SEC Documents; Financial Statements.

(a) As of their respective filing dates, the Parent SEC Documents complied in all material respects with the applicable requirements of the

Exchange Act and the Securities Act and none of the Parent SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequent filings. All documents required to be filed as exhibits to the Parent SEC Documents have been so filed.

(b) Parent Financial Statements fairly present the financial condition and results of the operations of the Parent and its consolidated Subsidiaries in all material respects as of their respective dates and for the periods indicated therein, in accordance with GAAP throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8 of the Parent Disclosure Schedule, since the Parent Balance Sheet Date through the Execution Date, there has not occurred any:

(a) change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect;

(b) acquisition, sale or transfer of any material asset of Parent or any of its Subsidiaries;

(c) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent or any of its or any of its Subsidiaries’ assets;

(d) declaration, setting aside or payment of a dividend or other distribution with respect to the shares of Parent’s capital stock, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock;

(e) material contract entered into by Parent of any of its Subsidiaries, or any material amendment or (except by way of lapse of the term thereof) termination of, or default under, any material contract to which Parent or any of its Subsidiaries is a party or by which it is bound;

(f) action to amend or change the Certificate of Incorporation or Bylaws of Parent;

(g) transaction with any affiliate of the Parent which is not a Subsidiary of the Parent;

(h) damage, destruction or loss of any material property or asset, whether or not covered by insurance; or

(i) negotiation or agreement by Parent or any of its Subsidiaries to do any of the things described in the preceding clauses (a) through (h) (other than negotiations with Company and its representatives regarding the transactions contemplated by this Agreement and the agreements disclosed herein).

4.9 Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet and accompanying notes to the Parent Financial Statements included in the Parent’s Quarterly Report on Form 10-Q, as filed with the SEC on May 8, 2007 (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business before, on or after the date of this Agreement and in the first such case not required to be set forth in the Parent Balance Sheet under GAAP, and (iii) those incurred in the ordinary course of business since the Parent Balance Sheet Date that would not reasonably be expected to result in a Parent Material Adverse Effect.

4.10 Litigation. As of the Execution Date, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement or that would reasonably be expected to have a Parent Material Adverse Effect. There is no judgment, decree or order against Parent or any of its Subsidiaries, or, to the Knowledge of Parent any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Parent Material Adverse Effect. Schedule 4.10 of the Parent Disclosure Schedule lists all material litigation that Parent has pending on the Execution date against other parties.

4.11 Governmental Authorization. Parent and each of its Subsidiaries, including Merger Sub Corp. and Merger Sub LLC, has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Parent or any of its Subsidiaries, including Merger Sub Corp. and Merger Sub LLC, currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Parent’s or any of its Subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called the “Parent Authorizations”), and all of such Parent Authorizations are in full force and effect, in each case subject to such exceptions as would not reasonably be expected to have a Parent Material Adverse Effect.

4.12 Intellectual Property.

(a) Parent and its Subsidiaries own (free and clear of all Encumbrances) or are licensed to use in the manner currently used by Parent, all of the Parent IP that is used in or necessary for the conduct of the business of Parent and its Subsidiaries, as currently conducted by Parent and its Subsidiaries (including, without limitation, the current development, manufacture, use, import and sale of those products of Parent and its Subsidiaries currently under development), in each case subject to such exceptions as would not reasonably be expected to have a Parent Material Adverse Effect. The ownership of Parent and its Subsidiaries of the Parent Owned IP is exclusive and not joint, subject to such exceptions as would not be reasonably expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are not bound by, and no Parent Owned IP is subject to, any instrument, contract, license, agreement, action, suit, proceeding, decree, order, judgment, office action, settlement agreement or stipulation that in any way limits or restricts the ability of Parent to continue its current use, exploitation, license, transfer, assertion or enforcement of any Parent Owned IP anywhere in the world, or that may affect the validity or enforceability of such Parent Owned IP in each case, subject to non-exclusive Intellectual Property Rights licenses granted by Parent or any of its Subsidiaries in the ordinary course of business and subject to such exceptions as would not reasonably be expected to have a Parent Material Adverse Effect.

(b) To Parent’s Knowledge, there is no, nor has there been any, unauthorized use, disclosure, infringement or misappropriation of any Parent Owned IP, or any exclusively licensed Parent Licensed IP, by any Person, including any employee or former employee of Parent or any of its Subsidiaries. During the Period, neither Parent nor any of its Subsidiaries has brought any action, suit or proceeding for infringement or misappropriation of any Parent Owned IP, or for breach of any Parent IP Rights Agreement, against any Person, which is not disclosed in Parent Disclosure Schedule.

(c) Except as would not reasonably be expected to have a Parent Material Adverse Effect, to Parent’s Knowledge, neither Parent nor any of its Subsidiaries is or has been infringing or misappropriating any Intellectual Property Rights of any other Person. During the Period, neither Parent nor any of its Subsidiaries has received any notice or other communication of any actual, alleged, possible or potential infringement of any Intellectual Property Rights of any other Person. During the Period, neither Parent nor any of its Subsidiaries has been sued or threatened to be sued in any suit, action or proceeding that involves a claim of infringement or misappropriation of any Intellectual Property Rights of any other Person, and to Parent’s Knowledge there is no basis for any such suit, action or proceeding. No Parent Owned IP is subject to any outstanding decree, order, judgment, office action or settlement agreement or stipulation that (i) restricts in any manner the use, transfer or licensing thereof by Parent or any of its Subsidiaries, or (ii) may affect the validity, use or enforceability of such Parent Owned IP.

(d) To Parent’s Knowledge, all Parent Registered IP, excluding Legacy Parent Registered IP, is valid and subsisting and Parent has not misrepresented, or failed to disclose, any fact or circumstances in any application that would materially affect the validity or enforceability of any such Parent Registered IP. All documents and instruments necessary to establish or perfect the rights of Parent in the Parent Registered IP, excluding Legacy Parent Registered IP, have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Entity. There is no, nor has there been since April 1, 2004, any interference, opposition, reissue, reexamination, or other proceeding or investigation pending or threatened, in which the scope, validity, or enforceability of any Parent Registered IP, excluding Legacy Parent Registered IP, is being or has been contested or challenged. To Parent’s Knowledge, there are no facts, circumstances or information that (i) would render any Parent Registered IP, excluding Legacy Parent Registered IP, invalid or unenforceable, or (ii) would adversely affect any pending application for any Parent Registered IP, excluding Legacy Parent Registered IP.

(e) Parent and each of its Subsidiaries is and has been in compliance in all material respects with all applicable laws and regulations with respect to the collection, use, transfer, disclosure, and security of personally identifiable information, including, but not limited to, financial information of consumers.

(f) Neither Parent nor any of its Subsidiaries has collected, used, transferred or disclosed any personally identifiable information in violation of any Privacy Policy. Parent and each of its Subsidiaries has commercially reasonable security measures and safeguards in place to protect personally identifiable information from illegal or unauthorized access, download or use by its personnel or third parties and, to the knowledge of the Parent, no illegal or unauthorized access, downloading or use has occurred.

(g) Parent and each of its Subsidiaries is in compliance in all material respects with all laws and regulations applicable to the transfer of personally identifiable information across national borders, including all laws of countries of the European Union and Canada.

(h) Parent and each of its Subsidiaries is and has been in compliance in all material respects with all applicable rules and regulations of Card Organizations, including, without limitation, operating regulations of the various Card Organizations, Payment Card Industry Data Security Standard, the Account Information Security program, and the Site Data Protection program.

(i) Parent is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Parent to grant or offer to any other Person any license or right to any Parent IP.

4.13 Joint Proxy Statement/Prospectus. The information relating to Parent included in the Joint Proxy Statement/Prospectus filed with the SEC on Form S-4 shall not, at the time such Joint Proxy Statement/Prospectus is declared effective by the SEC and at all times subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Parent included in the Joint Proxy Statement/Prospectus shall not, on the date or dates the Joint Proxy Statement/Prospectus is first mailed to the stockholders of Parent and the stockholders of Company, at the time of the Parent Stockholders Meeting and the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Parent Stockholders Meeting or Company Stockholders Meeting which has become false or misleading. If, at any time prior to the Effective Time, any event or information should be discovered by Parent which should be set forth in an amendment to the Joint Proxy Statement/Prospectus or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by Company which is contained in the Joint Proxy Statement/Prospectus.

4.14 Employee Benefit Plans.

(a) Schedule 4.14(a) sets forth each Parent Employee Plan. The Parent has previously provided or made available to Company (i) correct and complete copies of all documents setting forth the terms each Parent Employee Plan, including all amendments thereto; (ii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan or related trust; (iii) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Parent Employee Plan; and (iv) the current IRS determination or opinion letter for each applicable Parent Employee Plan.

(b) None of the Parent Employee Plans is a (i) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multi-employer plan” (within the meaning of Section 3(37) of ERISA), or (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(c) No Parent Employee Plan provides benefits, including death or medical benefits (whether or not insured), with respect to employees or former employees of Parent and its ERISA Affiliates beyond retirement or other termination of service, other than coverage required by Section 4980B of the Code and Sections 601 through 608 of ERISA (and, if applicable, comparable state law).

(d) Each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter or opinion letter from the IRS with respect to such Parent Employee Plan as to its qualified status under the Code issued on or after January 1, 1997, and, since the issuance of the most recent determination or opinion letter, there has been no event, condition or circumstance that has adversely affected or is reasonably likely to adversely affect the qualified status of any such Parent Employee Plan

(e) The Parent and each Subsidiary has performed all material obligations required to be performed by it under each Parent Employee Plan and each Parent Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable law, including ERISA and the Code, in all material respects. There are no actions, suits or claims pending, or, to the Knowledge of the Parent, threatened or anticipated (other than routine claims for benefits) against any Parent Employee Plan or fiduciary thereto, and there are no audits, inquiries or proceedings pending or, to the Knowledge of the Parent, threatened by the IRS or Department of Labor with respect to any Parent Employee Plan.

4.15 Interested Party Transactions. Neither Parent nor any of its Subsidiaries, including Merger Sub Corp. and Merger Sub LLC, is indebted to any director, officer, employee, any Affiliate of the Parent which is not a Subsidiary or agent of Parent or its Subsidiaries, including Merger Sub Corp. and Merger Sub LLC, (except for amounts due as normal wages and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Parent or its Subsidiaries, including Merger Sub Corp. and Merger Sub LLC, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since March 31, 2007.

4.16 Compliance with Laws. Each of Parent and its Subsidiaries, including Merger Sub Corp. and Merger Sub LLC, has complied with, is not in violation of, and has not received any notices of violation with respect to any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Parent Material Adverse Effect.

4.17 Material Contracts. Set forth on Schedule 4.17 hereto are the contracts and agreements relating to each Parent customer which generated two percent (2%) or more of Parent net revenues in the first quarter of 2007 and Parent’s top three (3) processors by dollar volume processed in the first quarter of 2007. The contracts and agreements (i) set forth on Schedule 4.17 of the Parent Disclosure Schedule and (ii) filed as exhibits to the Parent SEC Documents shall be referred to herein as the “Parent Material Contracts”.

4.18 No Breach of Parent Material Contracts. Except as would not have a Parent Material Adverse Effect, (i) Parent has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in material breach or default in respect of any Parent Material Contracts, and (ii) each of the Parent Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Parent or, to Parent’s Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Parent Material Contract. Parent has made available to Company complete and accurate copies of all Parent Material Contracts, as amended through the Execution Date.

4.19 Material Third Party Consents. Schedule 4.19 of the Parent Disclosure Schedule lists all contracts that require a novation or consent to the Mergers or change of control, as the case may be, prior to the Effective Time which, if no novation occurs or if no consent to the Mergers or change of control is obtained, would have a Material Adverse Effect on Surviving Corporation.

4.20 Takeover Restrictions. No Takeover Statute is applicable to the Mergers, except for such statutes or regulations as to which all necessary action has been taken by Parent and its Board of Directors to permit the consummation of the Mergers in accordance with the terms hereof nor does it have any stockholder rights or similar “poison pill” plans, other than those disclosed in Schedule 4.20 of the Parent Disclosure Schedule.

4.21 Financing. Parent (i) will promptly following the Closing have sufficient funds available to pay the aggregate Merger Consideration and any expenses incurred by the Parent, Merger Sub Corp., Merger Sub LLC and Company in connection with the transactions contemplated by this Agreement; (ii) at the Closing will have the resources and capabilities (financial or otherwise) to perform its obligations hereunder; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would materially impair or adversely affect such resources and capabilities.

4.22 Opinion of Financial Advisor. Parent has been advised orally by Goldman Sachs & Co., its financial advisor, that in such advisor’s opinion, as of the date hereof and subject to certain assumptions, qualifications and limitations, the consideration in the aggregate to be paid by Parent in respect of each share of Company Common Stock is fair from a financial point of view, to Parent.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business Prior to Effective Time.

(a) During the period from the Execution Date and continuing until the earlier of the termination of this Agreement or the Effective Time (except as required by law or to the extent expressly contemplated by this Agreement, Section 5.2 hereof or as consented to in writing by Parent in the case of Company) or Company (in the case of Parent, Merger Sub Corp. and Merger Sub LLC), which consent shall not be unreasonably withheld, delayed or conditioned, each of Company, Parent, Merger Sub Corp. and Merger Sub LLC, and their respective Subsidiaries, agree:

(i) to carry on its business in the ordinary course; and

(ii) to use commercially reasonable efforts consistent with past practice and policies to preserve its relationships with material customers, suppliers, distributors, licensors, licensees and others having material business dealings with it and to preserve intact its present business organizations and keep available the services of its present officers and key employees (other than those listed in Schedule 5.1(a) of the Company Disclosure Schedule).

(b) Tax Matters.

(i) Subject to Section 5.2(s) below, Company shall prepare and timely file all Tax Returns and amendments thereto required to be filed by Company and any Subsidiary on or before the Effective Time. Company shall pay and discharge, or cause to be paid and discharged, all Taxes, assessments and governmental charges upon or against Company, any of its Subsidiaries, or any of the assets of any of them, and any liabilities existing before the same shall become delinquent and before penalties accrue thereon, except to the extent and so long as: (i) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any Company Material Adverse Effect; and (ii) Company shall have set aside reserves (duly reflected on the Company Balance Sheet and segregated to the extent required by sound accounting practice) in the amount of all such Taxes, assessments and governmental charges (together with interest and penalties relating thereto, if any).

(ii) Company shall provide Parent, Merger Sub Corp. and Merger Sub LLC and their authorized representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Company and any of its Subsidiaries’ Tax Returns and other records and workpapers relating to Taxes, including the following: (i) the types of Tax Returns being filed by Company and any of its Subsidiaries in each taxing jurisdiction, (ii) the year of the commencement of the filing of each such type of Tax Return, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) all Tax elections filed in each jurisdiction by Company and any of its Subsidiaries, (v) any deferred intercompany gain with respect to transactions to which Company or any of its Subsidiaries has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

(c) Between the date of this Agreement and the Effective Time, Company shall give Parent, Merger Sub Corp. and Merger Sub LLC and their authorized representatives reasonable access to all properties, books, records and Tax Returns of or relating to Company or any of its Subsidiaries, whether in the possession of Company, any of its Subsidiaries or any third party in order that Parent, Merger Sub Corp. and Merger Sub LLC may have full opportunity to make such investigations as it shall desire to make of the affairs of Company and each of its Subsidiaries. Company shall use commercially reasonable efforts to provide that all third party advisors and representatives of Company and each of its Subsidiaries, including without limitation accountants and attorneys, fully cooperate and make themselves available to Parent in connection with such investigation.

(d) Company shall, on or prior to the Effective Time, terminate all Tax allocation agreements or Tax sharing agreements with respect to Company and each of its Subsidiaries and shall ensure that such agreements are of no further force or effect as to Company and each of its Subsidiaries on and after the Effective Time and that there shall be no further liability of Company or any of its Subsidiaries under any such agreement.

5.2 Restriction on Conduct of Business. During the period from the Execution Date and continuing until the earlier of the termination of this Agreement or the Effective Time, except as required by law, as set forth in Schedule 5.2 of the Company Disclosure Schedule (as such applies to Company) or Schedule 5.2 of the Parent Disclosure Schedule (as such applies to Parent, Merger Sub Corp. or Merger Sub LLC), as expressly contemplated by this Agreement or as consented to in writing by Parent (in the case of Company) or by Company (in the case of Parent, Merger Sub Corp. and Merger Sub LLC), which consent may not be unreasonably withheld, delayed or conditioned, each of Company, each of the Company’s Subsidiaries, Parent, Merger Sub Corp. and Merger Sub LLC shall not do, cause or permit any of the following, as applicable:

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws or equivalent organizational documents;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or split, combine or reclassify any of its capital stock or, except for the issuance of shares pursuant to the exercise of options issued and outstanding on the Execution Date or granted pursuant to Section 5.2(e) hereof pursuant to restricted stock agreements with employees, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it pursuant to restricted stock agreements with employees;

(c) Company Options. With respect to Company only, except as otherwise provided in Section 6.7(b) of this Agreement and the Company Change in Control Agreements, or otherwise to effect the acceleration described in Section 6.7, accelerate, amend or change the period of exercisability or vesting of Company Options or other rights granted under the Company Stock Plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts or Parent Material Contracts, as the case may be (for purposes of this Section 5.2(d), “Material Contracts” shall include any contract or commitment with Jefferies relating to services to be provided in connection with the Mergers) in any material respect, except in the ordinary course; provided, further, that Company shall not, except in the ordinary course, enter into any contract, commitment or agreement (i) which grants any third party exclusive rights, (ii) which provides any third party with equity, as compensation or otherwise, or (iii) solely in the case of the Company and its Subsidiaries, with any third party which could reasonably be deemed to be a competitor of Parent;

(e) Issuance of Securities. With respect to Company and its Subsidiaries only, except with respect to the transfer of Company securities contemplated by this Agreement, issue, deliver, sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than pursuant to the exercise of Company Options issued and outstanding on the Execution Date, or other rights therefor outstanding as of the date of this Agreement and the issuance of stock options in the ordinary course of business; provided that such issuance of stock options (i) must be awarded to employees hired after the Execution Date and (ii) shall not exceed one hundred thousand (100,000) stock options in the aggregate and all grants shall be made at an exercise price no less than the fair market value of the Company Common Stock on the date of such grant;

(f) Intellectual Property. Transfer to any Person or entity any of its material Intellectual Property or any material rights to its Intellectual Property other than in the ordinary course of business;

(g) Exclusive Rights. With respect to Company and its Subsidiaries only, enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products, technology or services;

(h) Dispositions. With respect to Company and its Subsidiaries only, sell, lease, license or otherwise dispose of or encumber any of its properties or assets except for in the ordinary course;

(i) Indebtedness. With respect to Company and its Subsidiaries only, incur any material indebtedness for borrowed money under existing credit lines or otherwise, guarantee any such indebtedness or guarantee any debt securities of others;

(j) Leases. With respect to Company and its Subsidiaries only, enter into any material operating lease;

(k) Payment of Obligations. With respect to Company and its Subsidiaries only, pay, discharge or satisfy in an amount in excess of fifty thousand dollars ($50,000) in any one case or two hundred fifty thousand dollars ($250,000) in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, and other than the payment, discharge or satisfaction of liabilities (i) reflected or reserved against or accrued for in the Company Financial Statements or (ii) in connection with or that relate to the consummation of the Mergers and the transactions contemplated by this Agreement;

(l) Capital Expenditures. With respect to Company and its Subsidiaries only, make any capital expenditures, capital additions or capital improvements except in the ordinary course of business, and notwithstanding the above, make any such expenditures, additions or improvements in excess of one hundred fifty thousand dollars ($150,000) in any one case, other than in the ordinary course of business;

(m) Other Expenses. With respect to Company and its Subsidiaries only, commit to or incur any other expenses (excluding capital expenditures which are addressed in (l) above) in an amount in excess of fifty thousand dollars ($50,000) in any one case;

(n) Insurance. With respect to Company and its Subsidiaries only, materially reduce the amount of any insurance coverage provided by existing insurance policies;

(o) Termination or Waiver. With respect to Company and its Subsidiaries only, terminate or waive any right of substantial value;

(p) Employee Benefit Plans; New Hires; Pay Increases. With respect to Company and its Subsidiaries only, adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA or other applicable law or except as necessary to maintain the qualified status of such plan under the Code, or hire or promote any new director level or “officer” level employee, or increase the annual level of compensation of any “officer,” or grant any additional material bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in the ordinary course of business and in amounts consistent with past practices (for purposes of this Section 5.2(p), the term “officer” shall have the meaning as set forth in Rule 3b-2 of the Exchange Act);

(q) Acquisitions. Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets;

(r) Taxes. With respect to Company and its Subsidiaries only, amend any Tax Return, make, amend or revoke any material election with respect to Taxes, change any accounting method relating to Taxes, enter into any closing agreement, settle or compromise any claim or assessment with respect to Taxes except settlements that are not material in amount or that have been reserved for, or consent to any waiver or extension of the limitations period with respect to any Taxes or Tax Return;

(s) Revaluation. With respect to Company and its Subsidiaries only, revalue any of its assets, including without limitation or writing off notes or accounts receivable other than in the ordinary course of business or as may be required by GAAP or the Exchange Act;

(t) Stockholder Rights Plan. Adopt or implement any stockholder rights plan;

(u) Transactions with Non-Subsidiary Affiliates. With respect to Company and its Subsidiaries only, enter into any transaction with any affiliate of the Company which is not a Subsidiary of the Company; and

(v) Other. Agree in writing or otherwise take any of the actions described in Sections 5.2(a) through 5.2(u) above that are applicable to Parent or Company and their respective Subsidiaries, as the case may be.

5.3 No Solicitation of Company.

(a) Company and each of its Subsidiaries and the officers, directors, employees, affiliates or other agents of Company and its Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal for the Company or (ii) subject to the terms of Section 5.3(b) below, take any action, solicit, facilitate, encourage or engage in negotiations or discussions with, or disclose any nonpublic information relating to Company or any of its Subsidiaries to, or afford access to the properties, books or records of Company or any of its Subsidiaries to, any Person that has advised Company that it may be considering making, or that has made, a Takeover Proposal; provided that nothing herein shall prohibit Company’s Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

(b) Notwithstanding Section 5.3(a) above, if an unsolicited written Takeover Proposal, or an unsolicited written expression of interest that could reasonably be expected to lead to a Takeover Proposal, shall be received by the Company or any of its advisors, then (i) to the extent the Board of Directors of Company believes in good faith (after consultation with its financial advisors) that such Takeover Proposal (or written expression of interest) could reasonably be expected to lead to a transaction more favorable to Company’s stockholders than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a “Superior Proposal”), and (ii) the Board of Directors of

Company determines in good faith (after consultation with outside legal counsel) that taking action with respect to such Takeover Proposal is consistent with its fiduciary duties to its stockholders under applicable law, Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection with such a Superior Proposal information and take such other actions with respect to such Superior Proposal (including, but not limited to, engaging in negotiation and discussion) as are consistent with the fiduciary obligations of Company’s Board of Directors, and such actions with respect to such Takeover Proposal (or written expression of interest) shall not be considered a breach of this Section 5.3, provided that in each such event Company (A) notifies Parent in writing of such determination by the Company Board of Directors, (B) provides Parent with a true and complete copy of the Takeover Proposal (or written expression of interest) received from such third party, and (C) provides Parent with all documents containing or referring to non-public information of Company that are supplied to such third party. Notwithstanding the immediately preceding sentence, neither Company nor its representatives may take any action with respect to any such Takeover Proposal (or written expression of interest) unless Company provides such non-public information pursuant to a non-disclosure agreement at least as restrictive as the Confidentiality Agreement (as defined in Section 6.4).

(c) Company will promptly notify Parent after receipt, but in no event later than twenty-four (24) hours from such receipt, of any Takeover Proposal or any notice that any Person is considering making a Takeover Proposal or any request for non-public information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person that has advised Company that it may be considering making, or that has made, a Takeover Proposal and will keep Parent informed of the status and details of any such Takeover Proposal notice or request in all material respects and shall provide Parent with a true and complete copy of such Takeover Proposal notice or request, if it is in writing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Joint Proxy Statements/Prospectus.

(a) As promptly as practicable after the execution of this Agreement, Company and Parent shall prepare and shall use their commercially reasonable efforts to file with the SEC on or before July 22, 2007, preliminary joint proxy materials relating to the approval of the Mergers and the transactions contemplated hereby by the stockholders of Company and Parent and, as promptly as practicable following receipt of SEC comments thereon, Parent shall file with the SEC a Joint Proxy Statement/Prospectus on Form S-4 (or such other form or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to become effective as soon thereafter as practicable. The Joint Proxy Statement/Prospectus shall include the unanimous recommendation of the Board of Directors of Company that the stockholders of the Company vote in favor of the Mergers and approve this Agreement (“Company Board Recommendation”).

(b) Neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation (a “Company Board Recommendation Change”), provided that the Company’s Board of Directors shall be entitled to a Company Board Recommendation Change if (i) Company’s Board of Directors believes in good faith that a Superior Proposal has been made, (ii) after consultation with its outside legal counsel, Company’s Board of Directors determines that to include such recommendation or not withdraw such recommendation or not to recommend such Superior Proposal would not be consistent with the Board’s fiduciary duties under applicable law, and (iii) prior to effecting such Company Board Recommendation Change, the Company’s Board of Directors shall have given Parent, Merger Sub Corp. and Merger Sub LLC at least sixty (60) hours advance notice (it being understood and agreed that any material amendment to the financial or other material terms of such Superior Proposal shall require a new sixty (60) hour period to afford Parent the opportunity to meet and discuss with the Company, as described below) that the Company intends to effect a Company Board Recommendation Change (which notice shall include the final terms and conditions of, and a copy of any written materials relating to, such Superior Proposal) (which notice, in and of itself, shall not be deemed to be a Company Board Recommendation Change) and a reasonable opportunity to meet with the Company Board of Directors and its outside legal counsel and financial advisor for the purpose of enabling Parent, Merger Sub Corp., Merger Sub LLC and the Company to discuss in good faith any proposed modifications to the terms and conditions of this Agreement, and the Company’s Board of Directors shall have determined in good faith that no proposal made by Parent during such sixty (60) hour day period (if any) is as favorable to the Company Stockholders as such Superior Proposal.

6.2 Meetings of Stockholders.

(a) Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold the Company Stockholders Meeting, as promptly as practicable, and in any event within forty-five (45) days of the Joint Proxy Statement/Prospectus being declared effective by the SEC. Subject to Section 5.3, the Company will use its commercially reasonable efforts to solicit from Company Stockholders proxies in favor of the Mergers, and will use its commercially reasonable efforts to secure Company Stockholder Approval. The Company may adjourn or postpone the stockholder meeting called to approve the Mergers to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Company Stockholders in advance of a vote on the Mergers. In addition, the Company may adjourn the Company Stockholders Meeting to permit the Company to further solicit proxies in favor of the Mergers, if a proposal authorizing such adjournment is included in the Joint Proxy Statement/Prospectus and such proposal is affirmatively voted on by the Company Stockholders, by proxy or otherwise.

(b) Parent shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold the Parent Stockholders Meeting, as promptly as practicable, and in any event within forty-five (45) days of the Joint Proxy Statement/Prospectus being declared effective by the SEC. Parent shall also consult with Company regarding the date of the Parent Stockholders Meeting. Parent shall use commercially reasonable efforts to solicit from stockholders of Parent proxies in favor of the Mergers and shall take all other action necessary or advisable to secure the Parent Stockholder Approval. Parent may adjourn or postpone the Parent Stockholder Meeting called to approve the Mergers to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Parent Stockholders in advance of a vote on the Mergers. In addition, Parent may adjourn the Parent Stockholders Meeting to permit Parent to further solicit proxies in favor of the Mergers, if a proposal authorizing such adjournment is included in the Joint Proxy Statement/Prospectus and such proposal is affirmatively voted on by Parent Stockholders, by proxy or otherwise.

6.3 Access to Information; Disclosure Schedule Updates.

(a) Solely for the purpose of assisting Parent with the smooth transition or integration of Company’s business, properties, personnel and administrative and management systems to Parent, Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to such Company’s properties, books, contracts, commitments and records, and such other information concerning the business, properties and personnel of Company as Parent may reasonably request.

(b) No information or Knowledge obtained in any investigation or notice after the Execution Date pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers. Additionally, during the period from the date hereof and prior to the Effective Time, each party shall promptly notify the other party in writing of:

(i) the discovery of any event, condition, fact or circumstance that (A) occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by such party in this Agreement or any other agreement contemplated hereby or (B) would reasonably be expected to constitute a Material Adverse Effect with respect to that party;

(ii) any breach of any covenant or obligation by such party;

(iii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this Article VI or Article VII impossible or unlikely;

(iv) any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement;

(v) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(vi) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to the representations and warranties of that party in this Agreement, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

6.4 Confidentiality. The parties acknowledge that Parent and Company have previously executed a Mutual Non-Disclosure Agreement dated May 22, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

6.5 Public Disclosure.

(a) Company and Parent shall consult with each other before issuing any press releases or otherwise make any public statements or make any other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue a press release or make any statements or disclosures without prior consultation with the other, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

(b) Before any Merger Communication of Parent, Company or any of their respective “participants” (as defined in Rule 165 of the Securities Act or Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of Parent, Company or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any officer, senior manager, key employee or advisor of Parent, Company or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Parent or Company, as the case may be, shall (or shall cause any such participant to) provide the other such party and its counsel with a reasonable opportunity to review any such Merger Communication for purposes of, among other things, determining whether that communication (x) is required to be filed under Rules 165 and 425 of the Exchange Act or (y) constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act, as applicable. Parent, Merger Sub Corp. and Merger Sub LLC or Company, as applicable, shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication.

6.6 Consents; Cooperation.

(a) Each of Parent and Company shall promptly apply for or otherwise seek, and use all commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Mergers under applicable laws and regulations (including those required under HSR or any other Antitrust Laws), including preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents. Each of Parent and Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of respective Material Contracts or Parent Material Contracts in connection with the Mergers for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other Antitrust Laws.

(b) Each of Parent and Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).

(c) Notwithstanding anything to the contrary in Section 6.6(a) or 6.6(b), (i) Parent shall not be required to divest any of its or its Subsidiaries’ businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Parent or of the Surviving Corporation after the Effective Time, and (ii) Company and its Subsidiaries shall not be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Company.

(d) Each party shall notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant to this Section 6.6(d), and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any notification requirements under the Antitrust Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.6(a), each party shall promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective representatives to, participate independently in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed Merger unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

6.7 Company Option Plans.

(a) Company Option and Unvested Company Share Data. Except as set forth on the Company Disclosure Schedule with respect to (iii) of this Section 6.7(a), Schedule 6.7(a) hereto sets forth a true and complete list as of the date hereof of (i) all holders of outstanding Company Options under the Company Stock Plans; (ii) the number of shares of Company Common Stock subject to each such Company Option; (iii) the exercise or vesting schedule, the exercise price per share and the term of each such Company Option, and whether any such Company Option is subject to accelerated vesting as a result of the Mergers or any other transactions contemplated by this Agreement; (iv) all holders of Unvested Company Shares and the number of Unvested Company Shares held by each such holder (all such holders being Non-Continuing Employees); and (v) the vesting schedule, term and repurchase price of each Unvested Company Share and whether any Unvested Company Share is subject to accelerated vesting as a result of the Mergers or any other transactions contemplated by this Agreement. Within ten (10) business days following the Execution Date, Company shall deliver to Parent an updated Schedule 6.7(a) solely with respect subsection (iii) of this Schedule 6.7(a). On the Closing Date, Company shall deliver to Parent an updated Schedule 6.7(a) hereto current as of a date shortly before such date.

(b) Company Options and Unvested Company Shares Held by Non-Employee Directors and Non-Continuing Employees. At the Effective Time, by virtue of the Mergers and without any action on the part of Parent, Merger Sub Corp., Merger Sub LLC, the Company or the holders of Company Options or Unvested Company Shares, the vesting of each Unvested Company Share and the vesting of each Company Option that is outstanding, unexercised and unexpired, immediately prior to the Effective Time, and held by a member of the Board of Directors of the Company who is not an employee of the Company or any Subsidiary or a Non-Continuing Employee as set forth on Schedule 1.57, shall be accelerated in full so that each such Company Option is fully vested and exercisable and each Company Share is fully vested. In addition, at the Effective Time, by virtue of the Mergers and without any action on the part of Parent, Merger Sub Corp., Merger Sub LLC, the Company or the holders of Vested Company Options, each Vested Company Option (taking into account the vesting acceleration provided in the previous sentence) outstanding immediately prior to the Effective Time held by (i) a member of the Board of Directors of the Company who is not an employee of the Company or a Subsidiary of the Company or (ii) Non-Continuing Employees as set forth on Schedule 1.57, will be canceled and converted into the right to receive a cash payment for each share of Company Common Stock that would be obtainable upon exercise of the Vested Company Option as of immediately prior to the Effective Time, equal to the positive result (if any) of: (1) the Cash Exchange Ratio, plus (2) the Stock Exchange Ratio multiplied by the average closing price of Parent Common Stock for the ten (10) trading days immediately preceding the Closing Date (which shall be calculated to five decimal places), minus (3) the exercise price required to be paid to acquire the corresponding share of Company Common Stock (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Vested Company Option). Parent shall, or shall cause the Company to, pay to holders of Vested Company Options the payments hereunder less applicable Taxes required to be withheld with respect to such payments. Each Vested Company Share shall be cancelled and converted into the right to receive a cash payment for each share equal to (1) the Cash Exchange Ratio, plus (2) the

Stock Exchange Ratio multiplied by the average closing price of Parent Common Stock for the ten (10) trading days immediately preceding the Closing Date which shall be calculated to five decimal places. Parent shall, or shall cause the Company to, pay to the holders of Vested Company Options and Vested Company Shares the payments hereunder less applicable Taxes required to be withheld with respect to such payments pursuant to Section 2.6(c).

(c) Company Options Held by Continuing Employees. At the Effective Time, by virtue of the Mergers and without any action of the part of Parent, Merger Sub Corp., Merger Sub LLC, the Company or the holders of Company Options, each outstanding Company Option to purchase shares of Company Common Stock under the Company Stock Plans held by a Continuing Employee, whether vested or unvested, will be assumed by Parent and converted into an option to purchase shares of Parent Common Stock (each a “Parent Option”) as set forth in this Section 6.7. Each such Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions of such option as in effect immediately prior to the Effective Time, including, without limitation all vesting provisions and giving effect to the vesting acceleration provisions triggered by the transactions contemplated by this Agreement, except that (i) each such Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock then subject to such Company Option (whether vested or unvested), multiplied by the Option Exchange Ratio rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the per share exercise price for such Company Option by the Option Exchange Ratio, rounded up to the nearest whole cent. The exercise price and the number of shares purchasable pursuant to the assumed Company Options as well as the terms and conditions of exercise of such assumed options shall be determined in order to comply with Sections 424(a) and 409A of the Code. Following the assumption of the Company Options and the Company Stock Plans, all references to Company in the Company Options and the Company Stock Plans shall be deemed to refer to Parent.

(d) Further Actions. Prior to the Effective Time, the Board of Directors of the Company shall adopt any resolutions and take any actions, including obtaining any necessary consents, which are necessary to effectuate the treatment of Company Options and Unvested Company Shares under this Section 6.7. In addition, prior to the Effective Time, the Company shall provide notice (subject to reasonable review by Parent) to each holder of Company Options and each holder of Unvested Company Shares describing the treatment of such Company Options and Unvested Company Shares in accordance with this Section 6.7.

(e) Section 16. The Board of Directors of Company shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the assumption of the Company Options in the Mergers. Provided that Company shall first provide to Parent the names of its stockholders and the number of shares of Company Common Stock or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the Board of Directors of Parent shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the deemed grant of options to purchase Parent Common Stock under the Company Options (as assumed pursuant hereto).

(f) Form S-8. Parent agrees to file, as soon as practicable after the Closing, a registration statement on Form S-8 covering the sale of shares of Parent Common Stock issuable pursuant to outstanding Company Options under the Company Stock Plans assumed by Parent pursuant to the terms hereof. Company will cooperate and assist Parent in the preparation of such registration statement.

6.8 Employee Benefit Plans.

(a) Effective immediately preceding the Closing, Company will terminate, or cause to be terminated, any and all Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code and, at the request of Parent, Company will provide Parent with evidence that such plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Board of Directors of Company or other duly-designated authority. On and after the Closing Date, Company’s employees who become employees of Parent and/or the Surviving LLC shall receive employee benefits commensurate with those provided by Parent and its subsidiaries to similarly situated employees, as determined by Parent in its sole discretion (which employee benefits may be provided under the Employee Plans acquired by Parent and/or the Surviving LLC upon consummation of the transactions contemplated hereby). Parent and/or the Surviving LLC shall offer outplacement and severance pay benefits in accordance with Schedule 6.8(a) of the Parent Disclosure Schedule to those employees whom Parent elects not to make an offer of employment at or before Effective Time, subject to the employee’s execution of a general release of claims in a form provided by Parent and/or the Surviving LLC, such severance pay benefits to be not less favorable to such employees than the benefits that would be payable by Company under its existing severance policy, a copy of which has been provided to Parent. Parent and/or Surviving LLC shall provide or cause to be provided that under each employee benefit plan, policy, program or arrangement where service is relevant to a determination of an employee’s eligibility to participate and vesting, employees of Company who become employees of Parent and/or the Surviving LLC shall be credited with their period of service with Company or any predecessor employer prior to the Closing, to the extent permitted by applicable law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rules; provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent consistent with applicable law and applicable tax qualification requirements, and subject to the consent of any applicable insurance carrier or health maintenance organization, Parent and/or the Surviving LLC shall make available, or cause to be made available, to those employees of Company who become employees of Parent and/or the Surviving LLC, medical, dental, disability and other welfare benefits plans and programs, to the extent the same is offered by Parent and/or the Surviving LLC generally to their respective employees, without regard to any preexisting condition limitation, actively-at-work requirement or similar limitation; provided, and only to the extent, that any analogous restriction applied to such employee under an analogous plan of Company had been satisfied as of the Closing Date. In determining an employee’s share of the cost of coverage under any plan or program of Parent and/or the Surviving LLC for the year in which the Closing occurs, Parent and/or the Surviving LLC shall make commercially reasonable efforts to credit the employee with any pre-Closing co-pays and deductibles made by or on behalf of such employee under each comparable plan maintained by Company prior to the Effective Time for such year. Without limiting the generality of the foregoing, Parent and the Surviving LLC agree to assume the obligations of the Company regarding health insurance benefits under the Company Change in Control Agreements.

(b) Subject to the foregoing, from and after the Closing Date, Parent and the Surviving LLC will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of the Continuing Employees of the Surviving LLC, and nothing herein shall prevent Parent or the Surviving LLC, as applicable, from amending or terminating any employee benefit plans, programs, or arrangements they maintain (including any Employee Plans) in accordance with their terms and applicable law.

6.9 D&O Indemnification and Insurance. Parent shall cause the Surviving LLC, and the Surviving LLC hereby agrees, to do the following:

(a) The Surviving LLC shall indemnify and hold harmless the present and former officers and directors of Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under Company’s Certificate of Incorporation and Bylaws in effect on the Execution Date; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The organizational documents of the Surviving LLC shall contain provisions no less favorable with respect to indemnification than are set forth in Company’s Certificate of Incorporation and its Bylaws, as the same may exist on the date of this Agreement.

(b) For six (6) years after the Effective Time, the Surviving LLC shall provide officers’ and directors’ liability insurance (with carriers at least substantially comparable to in claims paying rating to Company’s existing carriers) in respect of acts or omissions occurring at or prior to the Effective Time covering each Indemnified Person on terms with respect to coverage and amount no less favorable than those of Company’s policy in effect on the Execution Date (or, with the consent of Company’s Board of Directors before the Effective Time, on terms no less favorable than those of Parent’s policy in effect on the Execution Date.)

(c) If Parent, the Surviving LLC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving LLC, as the case may be, shall assume the obligations set forth in this Section 9.

(d) The rights of each Indemnified Person under this Section 6.9 shall be in addition to any rights such Person may have under the Certificate of Incorporation or Bylaws of Company or any of its Subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Mergers and are intended to benefit, and shall be enforceable by, each Indemnified Person.

6.10 NASDAQ Listing. Parent shall use all commercially reasonable efforts to cause the shares of Parent Stock to be issued in connection with the Mergers to be approved for listing on NASDAQ, subject to official notice of issuance.

6.11 Takeover Statutes. If any Takeover Statute shall become applicable to the transactions contemplated hereby, Parent and Company and the members of their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the Mergers and the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the transactions contemplated hereby, except, in each such case, to the extent consistent with the fiduciary duties of the Board of Directors of Company under applicable law after consultation with outside counsel. To the extent required, the Board of Directors of Parent and the Board of Directors of Company shall take all further action necessary to render any “poison pill” or rights agreement inapplicable to this Agreement, the Mergers and other transactions contemplated by this Agreement, including, without limitation, amending such rights agreement.

6.12 Notices. Company shall give all notices and other information required to be given to the employees of Company, any collective bargaining unit representing any group of employees of Company, if applicable, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement.

6.13 Commercially Reasonable Efforts and Further Assurances. Each of the parties to this Agreement shall use all commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.14 Employment and Non-competition Agreements. As of the Execution Date, Roy Banks shall execute and deliver to Parent, and Parent shall execute and deliver to Roy Banks, the Executive Employment Agreement in the form attached hereto as Exhibit A and a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit B. Such Executive Employment Agreement shall become effective as of the Effective Time.

6.15 FIRPTA. Company shall, on or prior to the Closing Date, provide to Parent a properly executed FIRPTA Certificate, substantially in the form attached hereto as Exhibit E, which states that shares of capital stock of Company do not constitute “United States real property interests” within the meaning of Section 897(c) of the Code. In addition, simultaneously with delivery of such FIRPTA Certificate, Company shall have provided to Parent, a form of notice to the Internal Revenue Service substantially in the form attached hereto as Exhibit F, along with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of Company upon the Closing of the Mergers.

6.16 Board of Directors of Parent as of the Effective Time. At the Effective Time, the Parent Board of Directors shall appoint one (1) new member to the Parent Board of Directors, which member shall have been designated by Company and is identified on Schedule 6.16 (the “Company Designated Director”).

6.17 Stock and Option Restriction Agreement. As of the Execution Date, each Non-Continuing Employee shall execute and deliver to Parent, and Parent shall execute and deliver to each Non-Continuing Employee, the Stock and Option Restriction Agreement in the form attached hereto as Exhibit F.

ARTICLE VII

CONDITIONS TO THE MERGERS

No Party may refuse to close the Mergers and the transactions contemplated hereunder if any condition remains unsatisfied where such party’s failure to fulfill its obligations under this Agreement shall have been the cause of, or resulted in, the condition not being satisfied.

7.1 Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each party to this Agreement to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the Parties hereto:

(a) Stockholder Approval. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) Joint Proxy Statement/Prospectus. The SEC shall have declared the Joint Proxy Statement/Prospectus effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Joint Proxy Statement/Prospectus shall have been issued, no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued to the Company stockholders in connection with the Mergers shall have been received.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Mergers or limiting or restricting Parent’s business following the Mergers shall be in effect, nor shall any proceeding brought by any Governmental Authority, seeking any of the foregoing be pending; nor shall there be any action taken by any Governmental Authority, or any applicable statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal. In the event an injunction or other order shall have been issued in response to a third party (other than a Governmental Entity) action, each party agrees to use its commercially reasonable efforts to have such injunction or other order lifted.

(d) Antitrust Approval. The applicable waiting period (and any extension thereof) under the HSR Act and any other applicable Antitrust Laws shall have been terminated or shall have expired.

7.2 Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent in this Agreement shall be true and correct in all respects (disregarding for this purpose all qualifications therein to materiality or Parent Material Adverse Effect) on and as of the Effective Time as though such representations and warranties were made on and as of such time or, in the case of representations and warranties of Parent which speak as of an earlier date, shall be true and correct as of such earlier date, except where the failure to be true and correct has not had, and would not reasonably be expected to result in, whether individually or in the aggregate, a Parent Material Adverse Effect, (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions (including, without limitation, the obligations set forth in Sections 6.14) of this Agreement required to be performed and complied with by Parent as of the Effective Time.

(b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer (acting in his or her capacity as an officer, and in no event in his or her individual capacity) to the effect set forth in Section 7.2(a).

(c) No Parent Material Adverse Effect. There shall not have occurred any change, event or effect, nor shall any fact or circumstance have arisen, that, taken together with all other changes, events, effects, facts and circumstances, constitutes a Parent Material Adverse Effect.

(d) NASDAQ Approval. The shares of Parent Common Stock to be issued in the Mergers shall have been approved for listing on NASDAQ, subject to official notice of issuance.

7.3 Additional Conditions to the Obligations of Parent, Merger Sub Corp. and Merger Sub LLC. The obligations of Parent, Merger Sub Corp. and Merger Sub LLC to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Company in this Agreement shall be true and correct in all respects (disregarding for this purpose all qualifications therein to materiality or Company Material Adverse Effect) on and as of the Effective Time as though such representations and warranties were made on and as of such time and or, in the case of representations and warranties of Company which speak as of an earlier date, shall be true and correct as of such earlier date, except where the failure to be true and correct has not had, and would not reasonably be expected to result in, whether individually or in the aggregate, a Company Material Adverse Effect, (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by an authorized officer (acting in his or her capacity as an officer, and in no event in his or her individual capacity) to the effect set forth in Section 7.3(a).

(c) No Company Material Adverse Effect. There shall not have occurred any change, event or effect, nor shall any fact or circumstance have arisen, that, taken together with all other changes, events, effects, facts and circumstances, constitutes a Company Material Adverse Effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination.

(a) At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of Company and Parent, this Agreement may be terminated:

(i) by mutual written consent duly authorized by each party’s Board of Directors;

(ii) by either Parent or Company, if the Closing shall not have occurred on or before November 30, 2007 (provided a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(iii) by Company, if the Board of Directors of Parent shall have withdrawn or modified its recommendation of this Agreement or the Mergers in a manner adverse to Company;

(iv) by Parent, if the Board of Directors of Company shall have withdrawn or modified its recommendation of this Agreement or the Mergers in a manner adverse to Parent;

(v) by Company, if Parent shall breach any representation, warranty, obligation or agreement hereunder which breach results in a Parent Material Adverse Effect and such breach shall not have been cured within fifteen (15) days following receipt by Parent of written notice from Company of such breach, provided that the right to terminate this Agreement by Company under this Section 8.1(a)(v) shall not be available to Company where Company is at that time in breach of this Agreement and such breach constitutes a Company Material Adverse Effect;

(vi) by Parent, if Company shall breach any representation, warranty, obligation or agreement hereunder which breach results in a Company Material Adverse Effect and such breach shall not have been cured within fifteen (15) days following receipt by Company of written notice from Parent of such breach, provided that the right to terminate this Agreement by Parent under this Section 8.1(a)(v) shall not be available to Parent where Parent is at that time in breach of this Agreement and such breach constitutes a Parent Material Adverse Effect;

(vii) by either Parent or Company if (A) any Government Entity shall have issued an order, decree, ruling or permanent injunction or other order or taken any action to prevent the consummation of the Mergers and such order, decree, ruling or permanent injunction or other order shall have become final and nonappealable, or (B) Parent Stockholder Approval or Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders of that Person or at any adjournment thereof; or

(viii) by Company, if Company accepts a Superior Proposal pursuant to Section 6.1(b) and Company has paid the Termination Fee to Parent.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part, of Parent, Merger Sub Corp., Merger Sub LLC or Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from (i) the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement or (ii) failure of either party to fulfill a condition to the performance of the obligations of the other party, in which case any such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of that breach or failure; provided that the provisions of Section 6.4 (Confidentiality), Section 8.3 (Expenses and Termination Fees) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

8.3 Expenses and Termination Fees.

(a) Subject to subsections (b) and (c) of this Section 8.3 and Section 5.3, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense; provided that the parties shall share equally the filing fees due under HSR and any other Antitrust laws.

(b) If (x) this Agreement is terminated by either party pursuant to Section 8.1(a)(vii)(B) due to a failure to obtain Parent Stockholder Approval and at or before Parent’s stockholder meeting (or any adjournment thereof), any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal in respect of Parent and (y) concurrently with or within twelve (12) months after such termination, a Third Party Acquisition Event for Parent occurs, then Parent shall pay the Termination Fee to Company within five (5) business days of the occurrence of that Third Party Acquisition Event;

(c) If (x) this Agreement is terminated by either party pursuant to Section 8.1(a)(vii)(B) due to a failure of Company to obtain Company Stockholder Approval and at or before the Company Stockholders Meeting (or any adjournment thereof), any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal in respect of Company and (y) concurrently with or within twelve (12) months after such termination, a Third Party Acquisition Event for Company occurs, then Company shall pay the Termination Fee to Parent within five (5) business days of the occurrence of that Third Party Acquisition Event;

(d) If this Agreement is terminated by Company pursuant to Section 8.1(a)(iii), then Parent shall pay the Termination Fee to Company within five (5) business days of the termination; or

(e) If this Agreement is terminated by Parent pursuant to Section 8.1(a)(iv), then Company shall pay the Termination Fee to Parent within five (5) business days of the termination.

8.4 Amendment. The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto (with the approval of the Boards of Directors of such parties); provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Company shall not (i) alter or change the amount or kind of Merger Consideration, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Mergers, or (iii) alter or change any of the terms and conditions of the Agreement, if such alteration or change would materially adversely affect the holders of Company Common Stock.

8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party granting such waiver or extension.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Section 6.4 (Confidentiality), Section 6.5 (Public Disclosure), Section 6.7(f) (Form S-8), Section 6.8(a) (Employee Benefits), Section 6.9 (D&O Indemnification), Section 6.13 (Commercially Reasonable Efforts and Further Assurances), Section 8.3 (Expenses and Termination Fees), Section 8.4 (Amendment), and this Article IX shall survive the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, Merger Sub Corp. or Merger Sub LLC to:

CyberSource Corporation

1295 Charleston Road

Mountain View, CA 94043

Attention: David J. Kim, Vice President and General Counsel

Facsimile No.: (650) 625-9145

with a copy to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304

Attention: Richard Scudellari

Facsimile: (650) 494-0792

(b)	if to Company, to:

Authorize.Net Holdings, Inc.

293 Boston Post Road West, Suite 220

Marlborough, MA 01752

Attn: Eugene DiDonato, Vice President and General Counsel

Facsimile No.: (508) 229-3255

with a copy to:

Foley Hoag LLP

Seaport World Trade Center West

155 Seaport Boulevard

Boston, Massachusetts 02210-2600

Attention: John D. Patterson, Esq.

Facsimile: (617) 832-7000

9.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date. A party conducting its business or other affairs or taking any action in the “ordinary course of business” (or in the “ordinary course”) means that such an action taken by or on behalf of such party shall not be deemed to have been taken in the “ordinary course of business” (or in the “ordinary course”) unless: (a) such action is consistent with such party’s past practices in all material respects and is taken in the ordinary course of such party’s operations and (b) such action is not required to be authorized by such party’s stockholders. The phrases “material breach” or “material default” of or under any agreement, contract or like arrangement by a party means the occurrence of any inaccuracy in or breach of, or any failure to comply with or perform, a representation, warranty, covenant, obligation or other provision of such agreement, contract or like arrangement, if such inaccuracy or failure, in any way, materially and adversely would affect the value of, or such party’s rights, title or interest in, any of its assets or property, or its rights and obligations under such agreement, contract or arrangement. Any event, change, condition or effect being “material” with respect to any entity or group of entities means any event, change, condition, circumstance or effect that is material to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its Subsidiaries, taken as a whole. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.5 Entire Agreement; Parties in Interest. This Agreement, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule, the Parent Ancillary Agreements and the Company Ancillary Agreements, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Sections 2.6(a), and (c)-(e), 2.7, 6.7, 6.8, 6.9 and 6.14.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any federal or state court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, Company, Parent, Merger Sub Corp. and Merger Sub LLC have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

“Company”

AUTHORIZE.NET HOLDINGS, INC.

By:	/s/ Robert Donahue
Robert Donahue
Chief Executive Officer

“Parent”

CYBERSOURCE CORPORATION

By:	/s/ William S McKiernan
William S McKiernan
Chairman and Chief Executive Officer

“Merger Sub Corp.”

CONGRESS ACQUISITION-SUB, INC.

By:	/s/ William S McKiernan
William S McKiernan
President

“Merger Sub LLC”

CONGRESS ACQUISITION SUB 1, LLC

By:	CyberSource Corporation
Its:	Manager

By:	/s/ William S McKiernan
William S McKiernan
President

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